Exhibit 99.1

Ameren Energy Resources

Company, LLC

(A subsidiary of Ameren Corporation)

Consolidated Financial Statements (Unaudited)

Three and Nine Months Ended September 30, 2013, and 2012

Ameren Energy Resources Company, LLC
(A subsidiary of Ameren Corporation)
Consolidated Financial Statements (Unaudited) Index
Three and Nine Months Ended September 30, 2013, and 2012

Page(s)

Glossary of Terms and Abbreviations	1 - 2

Consolidated Financial Statements (Unaudited)

Consolidated Statement of Operations and Comprehensive Income (Loss)	3

Consolidated Balance Sheet	4

Consolidated Statement of Cash Flows	5

Notes to Consolidated Financial Statements	6 - 33

GLOSSARY OF TERMS AND ABBREVIATIONS

2012 Annual Report - The Ameren Energy Resources Company, LLC audited consolidated financial statements and accompanying notes for the year ended December 31, 2012.

Ameren - Ameren Corporation and its subsidiaries on a consolidated basis. In references to financing activities, acquisition activities, or liquidity arrangements, Ameren is defined as Ameren Corporation, the parent.

Ameren Illinois - Ameren Illinois Company, an Ameren Corporation subsidiary that operates a rate-regulated electric and natural gas transmission and distribution business in Illinois, doing business as Ameren Illinois.

Ameren Missouri - Union Electric Company, an Ameren Corporation subsidiary that operates a rate-regulated electric generation, transmission and distribution business, and a rate-regulated natural gas transmission and distribution business in Missouri, doing business as Ameren Missouri.

AER – Ameren Energy Resources Company, LLC, an Ameren Corporation subsidiary that operates a merchant electric generation and marketing business in Illinois, including Genco, AERG, and Marketing Company. Medina Valley was a subsidiary of AER through March 13, 2013. It was distributed from AER to Ameren on March 14, 2013.

AERG - AmerenEnergy Resources Generating Company, an AER subsidiary, that operates a merchant electric generation business in Illinois.

ARO - Asset retirement obligations.

AMS - Ameren Services Company, an Ameren Corporation subsidiary that provides support services to Ameren and its subsidiaries.

CAIR - Clean Air Interstate Rule.

CCR - Coal combustion residuals.

CILCO - Central Illinois Light Company, a former Ameren Corporation subsidiary that operated a rate-regulated electric transmission and distribution business, a merchant electric generation business through AERG, and a rate-regulated natural gas transmission and distribution business. CILCO merged with and into CIPS, which was renamed Ameren Illinois, on October 1, 2010. Immediately after the merger, Ameren Illinois distributed the common stock of AERG to Ameren Corporation.

CIPS - Central Illinois Public Service Company, an Ameren Corporation subsidiary, which was renamed Ameren Illinois Company in 2010. CIPS’ energy centers were transferred to Genco in 2000.

CO2 - Carbon dioxide

CSAPR - Cross-State Air Pollution Rule.

Dynegy – Dynegy Inc.

EEI - Electric Energy, Inc., an 80%-owned Genco subsidiary that operates merchant electric generation energy centers and FERC-regulated transmission facilities in Illinois. The remaining 20% ownership interest is owned by Kentucky Utilities Company, a nonaffiliated entity.

EPA - Environmental Protection Agency, a United States government agency.

FASB - Financial Accounting Standards Board, a rulemaking organization that establishes financial accounting and reporting standards in the United States.

FERC - Federal Energy Regulatory Commission, a United States government agency.

GAAP - Generally accepted accounting principles in the United States of America.

Genco - Ameren Energy Generating Company, an AER subsidiary that operates a merchant electric generation business in Illinois and holds an 80% ownership interest in EEI.

IPH - Illinois Power Holdings, LLC, an indirect wholly owned subsidiary of Dynegy Inc.

Marketing Company - Ameren Energy Marketing Company, an AER subsidiary that markets power for Genco, AERG, and EEI.

MATS - Mercury and Air Toxics Standards.

Medina Valley - AmerenEnergy Medina Valley Cogen LLC, an AER subsidiary through March 13, 2013, which owned a 40-megawatt natural gas-fired electric energy center. This energy center was sold in February 2012. This company was distributed from AER to Ameren on March 14, 2013. On October 11, 2013, Medina Valley purchased the Elgin, Gibson City, and Grand Tower gas-fired energy centers from Genco.

Megawatthour or MWh - One thousand kilowatthours.

Moody’s - Moody’s Investors Service Inc., a credit rating agency.

MPS - Multi-Pollutant Standard, a compliance alternative within Illinois law covering reductions in emissions of SO2, NOx, and mercury, which Genco, EEI, and AERG elected in 2006.

New AER - A limited liability company to be formed as a direct wholly owned subsidiary of AER. New AER will be acquired by IPH and will include substantially all of the assets and liabilities of AER, except for certain assets and liabilities retained by Ameren.

NOx -  Nitrogen oxide.

NPNS - Normal purchases and normal sales.

GLOSSARY OF TERMS AND ABBREVIATIONS

NSR - New Source Review provisions of the Clean Air Act, which include Nonattainment New Source Review and Prevention of Significant Deterioration regulations.

OCI - Other comprehensive income (loss) as defined by GAAP.

PUHCA 2005 - The Public Utility Holding Company Act of 2005.

Rockland Capital - Rockland Capital, LLC as well as the special purpose entity affiliated with and formed by Rockland Capital to acquire the Elgin, Gibson City, and Grand Tower gas-fired energy centers. Rockland Capital, LLC is not an affiliate of Ameren.

S&P - Standard & Poor’s Ratings Services, a credit rating agency.

SO2 - Sulfur dioxide.

Ameren Energy Resources Company, LLC

(A subsidiary of Ameren Corporation)

Consolidated Statement of Operations and Comprehensive Income (Loss)
(Unaudited) (In millions)

Three and Nine Months Ended September 30, 2013, and 2012

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

Operating Revenues	$374	$378	$997	$1,041
Operating Expenses:
Fuel	162	165	473	482
Purchased power	138	66	297	157
Other operations and maintenance	60	67	194	203
Assets held for sale and impairment adjustments (Notes 2 and 9)	(5)	-	197	628
Depreciation and amortization	23	19	74	79
Taxes other than income taxes	5	5	17	19
Total operating expenses	383	322	1,252	1,568
Operating Income (Loss)	(9)	56	(255)	(527)
Other Income and Expenses:
Miscellaneous income	1	1	1	1
Miscellaneous expense	-	1	2	1
Total other income (expense)	1	-	(1)	-
Interest Charges	20	25	61	73
Income (Loss) Before Income Taxes	(28)	31	(317)	(600)
Income Taxes (Benefits)	(11)	13	(126)	(241)
Net Income (Loss)	(17)	18	(191)	(359)
Less: Net Loss Attributable to Noncontrolling Interest	-	(2)	-	(6)

Net Income (Loss) Attributable to Ameren Energy Resources Company, LLC	$(17)	$20	$(191)	$(353)

Net Income (Loss)	$(17)	$18	$(191)	$(359)
Other Comprehensive Income (Loss), Net of Taxes:
Unrealized net gain (loss) on derivative hedging instruments, net of income taxes (benefit) of $-, $(2), $(1) and $24, respectively	(1)	(4)	(2)	38
Reclassification adjustments for derivative gains included in net income, net of income taxes of $3, $18, $9 and $64, respectively	(4)	(30)	(14)	(103)
Pension and other postretirement benefit plan activity, net of income taxes of $-, $29, $- and $30, respectively	(1)	43	(1)	44
Total other comprehensive income (loss), net of taxes	(6)	9	(17)	(21)
Comprehensive Income (Loss)	(23)	27	(208)	(380)
Less: Comprehensive Income Attributable to Noncontrolling Interest	-	7	-	3
Comprehensive Income (Loss) Attributable to Ameren Energy Resources Company, LLC	$(23)	$20	$(208)	$(383)

The accompanying notes are an integral part of these consolidated financial statements

Ameren Energy Resources Company, LLC

(A subsidiary of Ameren Corporation)

Consolidated Balance Sheet (Unaudited) (In millions)

September 30, 2013, and December 31, 2012

	September 30,	December 31,
	2013	2012
ASSETS
Current Assets:
Cash and cash equivalents	$25	$25
Advances to money pool	166	40
Accounts receivable – trade (less allowance for doubtful accounts of $6 and $-, respectively)	46	47
Accounts and note receivable – affiliates	31	34
Unbilled revenue	33	31
Miscellaneous accounts and notes receivable	24	24
Materials and supplies	117	123
Mark-to-market derivative assets	71	98
Other current assets	24	31
Assets held for sale (Note 2)	152	364
Total current assets	689	817
Property and Plant, Net	2,257	2,274
Other assets	73	85
TOTAL ASSETS	$3,019	$3,176
LIABILITIES AND EQUITY
Current Liabilities:
Borrowings from money pool	$318	$298
Accounts and wages payable	87	83
Accounts payable – affiliates	37	35
Deposit received from affiliate for pending asset sale	100	-
Current portion of tax payable – Ameren Illinois	6	6
Taxes accrued	12	15
Mark-to-market derivative liabilities	38	60
Current accumulated deferred income taxes, net	37	-
Other current liabilities	38	33
Liabilities held for sale (Note 2)	15	25
Total current liabilities	688	555
Long-term Debt, Net	824	824
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes, net	282	349
Accumulated deferred investment tax credits	2	2
Note payable – Ameren	425	425
Tax payable – Ameren Illinois	37	39
Asset retirement obligations	106	87
Accrued pension and other postretirement benefits	32	40
Other deferred credits and liabilities	29	41
Total deferred credits and other liabilities	913	983
Commitments and Contingencies (Notes 2, 7 and 8)
Equity:
Contributed capital	1,480	1,479
Accumulated deficit	(896)	(692)
Accumulated other comprehensive income	2	19
Total Ameren Energy Resources Company, LLC equity	586	806
Noncontrolling Interest	8	8
Total equity	594	814
TOTAL LIABILITIES AND EQUITY	$3,019	$3,176

The accompanying notes are an integral part of these consolidated financial statements

Ameren Energy Resources Company, LLC

(A subsidiary of Ameren Corporation)

Consolidated Statement of Cash Flows (Unaudited) (In millions)

Nine Months Ended September 30, 2013, and 2012

	Nine Months Ended September 30,
	2013	2012
Cash Flows From Operating Activities:
Net loss	$(191)	$(359)
Adjustments to reconcile net loss to net cash provided by operating activities:
Loss on asset impairment	197	628
Net mark-to-market (gain) loss on derivatives	(18)	16
Net gain on sales of properties	(1)	(11)
Depreciation and amortization	74	79
Deferred income taxes and investment tax credits, net	(11)	(225)
Amortization of debt issuance costs and premium/discounts	1	3
Other	3	11
Changes in assets and liabilities:
Receivables	2	3
Materials and supplies	14	16
Accounts and wages payable	1	(5)
Taxes accrued	(4)	(4)
Assets, other	-	(4)
Liabilities, other	3	5
Pension and other postretirement benefits	(9)	3
Net cash provided by operating activities	61	156

Cash Flows From Investing Activities:
Capital expenditures	(43)	(143)
Money pool advances, net	(139)	31
Deposit received from affiliate for pending asset sale	100	-
Proceeds from sales of properties	2	22
Other	(1)	(2)
Net cash used in investing activities	(81)	(92)

Cash Flows From Financing Activities:
Money pool borrowings, net	20	(47)
Net cash provided by (used) in financing activities	20	(47)

Net change in cash and cash equivalents	-	17
Cash and cash equivalents at beginning of year	25	8
Cash and cash equivalents at end of period	$25	$25

Noncash financing activity – Transfer of Medina Valley to Ameren	$(13)	$-
Noncash financing activity – Capital contribution from Ameren	1	-

The accompanying notes are an integral part of these consolidated financial statements.

Ameren Energy Resources Company, LLC

(A subsidiary of Ameren Corporation)

Notes to Consolidated Financial Statements (Unaudited)

Three and Nine Months Ended September 30, 2013, and 2012

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

General

AER is a subsidiary of Ameren, a public utility holding company under PUHCA 2005, administered by the FERC. AER is a merchant electric generation and marketing business operating in Illinois. AER is headquartered in Collinsville, Illinois. AER’s principal subsidiaries are Genco, AERG, Medina Valley (through March 13, 2013), and Marketing Company. Genco has an 80% ownership interest in EEI. AER consolidates EEI for financial reporting purposes. These consolidated financial statements present the consolidated results of operations, financial position and cash flows of AER. All tabular dollar amounts are in millions, unless otherwise indicated.

In December 2012, Ameren determined that it intended to, and it was probable that it would, exit its merchant generation business, of which AER is a part. Based on the expectation of reduced financial support from Ameren, together with existing power market conditions and cash flow requirements, AER estimated, at that time, that it was more likely than not that Genco would sell its Elgin energy center for liquidity purposes within two years. This change in assumption resulted in a pretax noncash long-lived asset impairment of $70 million being recorded in the fourth quarter of 2012 relating to the Elgin energy center. AER’s long-lived assets were not classified as held for sale as of December 31, 2012, under authoritative accounting guidance as all criteria to qualify for that presentation were not met as of December 31, 2012. Specifically, AER did not consider it probable at December 31, 2012, that a disposition of an energy center would occur within one year.

On March 14, 2013, Ameren entered into a transaction agreement to divest its merchant generation business through New AER to IPH, which Ameren expects will close during the fourth quarter of 2013. Immediately prior to Ameren’s entry into the transaction agreement with IPH, on March 14, 2013, Genco exercised its option under the amended put option agreement with Medina Valley and received an initial payment of $100 million with respect to the sale of Genco’s Elgin, Gibson City, and Grand Tower gas-fired energy centers to Medina Valley. On October 11, 2013, Ameren received FERC approval for the divestiture of New AER to IPH and Genco’s sale of the Elgin, Gibson City, and Grand Tower gas-fired energy centers to Medina

Valley. Immediately after receipt of FERC approval, Genco completed the sale of these gas-fired energy centers to Medina Valley and received an additional $37.5 million. Medina Valley has entered into an agreement to sell the Elgin, Gibson City, and Grand Tower gas-fired energy centers to Rockland Capital. Ameren expects this third-party sale of these gas-fired energy centers to close by the end of 2013, subject to FERC and other regulatory approvals. See Note 2 – Assets Held for Sale for additional information.

AER determined that the assets and liabilities associated with the Elgin, Gibson City, and Grand Tower gas-fired energy centers first qualified for held for sale presentation beginning March 14, 2013. Therefore, the assets and liabilities associated with these gas-fired energy centers were segregated and presented separately as held for sale as of September 30, 2013, and comparatively at December 31, 2012. The operating results of the Elgin, Gibson City, and Grand Tower gas-fired energy centers did not qualify for discontinued operations presentation because AER will continue to sell power into the same markets with its remaining generation assets. See Note 2 - Assets Held for Sale for additional information.

AER’s accounting policies conform to GAAP. The financial statements reflect all adjustments (which include normal, recurring adjustments) that are necessary, in management’s opinion, for a fair presentation of AER’s results. The preparation of financial statements in conformity with GAAP requires management to make certain estimates and assumptions. Such estimates and assumptions affect reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the dates of financial statements, and the reported amounts of revenues and expenses during the reported periods. Actual results could differ from those estimates. The results of operations of an interim period may not give a true indication of results that may be expected for a full year. These financial statements should be read in conjunction with the financial statements and the notes thereto included in the 2012 Annual Report.

Basis of Presentation

These consolidated financial statements reflect the historical results of operations, financial position, and cash flows of AER for the periods presented. The consolidated statements of operations and comprehensive income (loss) reflect intercompany expense allocations made to AER by

Ameren Energy Resources Company, LLC

(A subsidiary of Ameren Corporation)

Notes to Consolidated Financial Statements (Unaudited)

Three and Nine Months Ended September 30, 2013, and 2012

AMS, an Ameren subsidiary that provides support services to Ameren and its subsidiaries, and by other Ameren affiliated entities for certain corporate functions historically provided by these entities during the periods presented. While management considers these allocations to have been made on a reasonable basis, the allocations presented do not necessarily reflect the expenses that would have been incurred had AER operated as a stand-alone business. See Note 7 – Related Party Transactions for further information on expenses allocated to AER. Interest expense shown in the consolidated statements of operations and comprehensive income (loss) reflects the interest expense associated with the aggregate direct third-party borrowings and interest-bearing amounts due to affiliate borrowings for each period presented. Additionally, the consolidated financial statements include the costs associated with AER’s participation in Ameren’s single-employer pension and postretirement benefit plans. The consolidated financial position, results of operations and cash flows of AER could differ from those that would have resulted had AER operated autonomously or independently of Ameren and its subsidiaries.

See Glossary of Terms and Abbreviations at the beginning of this report for a definition of terms and abbreviations used throughout this report.

Uncertain Tax Positions

The amount of unrecognized tax benefits as of September 30, 2013, was $9 million. Unrecognized tax benefits are included in “Other deferred credits and liabilities” on AER’s balance sheet. The amount of unrecognized tax benefits as of September 30, 2013, that would impact the effective tax rate, if recognized, was $2 million.

During the three months ended September 30, 2013, unrecognized tax benefits related to the deductibility of expenditures to maintain, replace or improve steam, or electric power generation property were reduced by $5 million, with an offset to “Accumulated deferred income taxes, net”. This reduction was the result of recent Internal Revenue Service guidance establishing new rules for the amount and timing of these deductions.

AER is included in Ameren’s federal income tax return. Ameren’s federal income tax returns for the years 2007 through 2011 are before the Appeals Office of the Internal Revenue Service. Ameren’s federal income tax return for the year 2012 is currently under examination.

It is reasonably possible that a settlement will be reached with the Appeals Office of the Internal Revenue Service in the next 12 months for the years 2007 through 2011. This settlement, primarily related to uncertain tax positions for research tax deductions, is expected to result in a decrease in uncertain tax benefits of $9 million. In addition, it is reasonably possible that other events will occur during the next 12 months that would cause the total amount of unrecognized tax benefits to increase or decrease. However, AER does not believe any such increases or decreases, including the decrease from the reasonably possible IRS Appeals Office settlement discussed above, would be material to AER’s results of operations, financial position, or liquidity.

State income tax returns are generally subject to examination for a period of three years after filing of the return. AER does not currently have material state income tax issues under examination, administrative appeals, or litigation. The state impact of any federal changes remains subject to examination by various states for a period of up to one year after formal notification to the states.

Noncontrolling Interest

AER’s noncontrolling interest comprised the 20% of EEI’s net assets not owned by AER. This noncontrolling interest is classified as a component of equity separate from AER’s equity in its consolidated balance sheet. A reconciliation of the equity changes attributable to the noncontrolling interest at AER for the three and nine months ended September 30, 2013, and 2012, is shown below:

	Three Months		Nine Months
	2013	2012	2013	2012
Noncontrolling interest, beginning of period	$8	$3	$8	$7
Net loss attributable to noncontrolling interest	-	(2)	-	(6)
Other comprehensive income attributable to noncontrolling interest(a)	-	9	-	9
Noncontrolling interest, end of period	$8	$10	$8	$10

(a)          Represents the noncontrolling interest of EEI’s pension and other postretirement benefit plan activity, net of income taxes of $-, $6, $-, and $6, respectively.

Ameren Energy Resources Company, LLC

(A subsidiary of Ameren Corporation)

Notes to Consolidated Financial Statements (Unaudited)

Three and Nine Months Ended September 30, 2013, and 2012

Asset Retirement Obligations

The following table provides a reconciliation of the beginning and ending carrying amount of AROs for the nine months ended September 30, 2013:

Balance at December 31, 2012(a)	$94
Liabilities incurred	-
Liabilities settled	(b)
Accretion	5
Change in estimates(c)	7
Balance at September 30, 2013	$106

(a)          Balance included $7 million in “Other current liabilities” on the balance sheet at December 31, 2012. This balance was reclassified as a long-term liability as of September 30, 2013.

(b)          Less than $1 million.

(c)          AER changed its estimate related to updated retirement dates for certain CCR storage facilities during the first quarter of 2013. See Note 8 – Commitments and Contingencies for additional information.

On March 14, 2013, Ameren entered into a transaction agreement to divest its merchant generation business through New AER to IPH. Under the terms of that agreement, Ameren will retain the existing AROs associated with the Meredosia and Hutsonville energy centers, which were estimated at $27 million as of September 30, 2013. AROs associated with the Meredosia and Hutsonville energy centers will continue to be included in “Asset retirement obligations” on AER’s consolidated balance sheet until they are transferred to Ameren prior to the IPH transaction closing. The ARO associated with the Grand Tower energy center of $10 million was included in “Liabilities held for sale” as of September 30, 2013, and December 31, 2012. See Note 2 - Assets Held for Sale for information regarding Genco’s sale of the Grand Tower energy center to Medina Valley and the transfer of the Meredosia and Hutsonville energy centers to Medina Valley.

Retirement Benefits

AER employees participate in various pension and postretirement plans. These include plans exclusively for AER employees as well as those in which AER employees participate along with other Ameren employees. The primary objective of these plans is to provide eligible employees with pension and postretirement health care and life insurance benefits. The cost of these plans is included or allocated in the accompanying statement of operations and comprehensive income (loss).

On March 14, 2013, Ameren entered into a transaction agreement to divest its merchant generation business through New AER to IPH. Under the terms of that agreement, Ameren will retain the portion of AER’s pension and postretirement benefit obligations associated with current and former employees that are included in the Ameren Retirement Plan, the Ameren Supplemental Retirement Plan, the Ameren Retiree Medical Plan, and the Ameren Group Life Insurance Plan. New AER will retain the pension and other postretirement benefit obligations associated with EEI’s current and former employees that are included in the Revised Retirement Plan for Employees of Electric Energy, Inc., the Group Insurance Plan for Management Employees of Electric Energy, Inc., and the Group Insurance Plan for Bargaining Unit Employees of Electric Energy, Inc. These EEI obligations were estimated at $32 million at September 30, 2013, and are included in “Accrued pension and other postretirement benefits” on AER’s consolidated balance sheet. New AER will also retain the $15 million asset relating to the overfunded status of one of EEI’s postretirement plans, which was included in “Other assets” on AER’s consolidated balance sheet at September 30, 2013.

As discussed above, employees of AER also participate in Ameren’s defined benefit pension and postretirement plans that cover other non-AER Ameren employees. The cost of these benefits allocated to AER also includes the pension and postretirement costs of AMS employees working on behalf of AER. These costs are included in the consolidated statement of operations and comprehensive income (loss) within “Other operations and maintenance” expenses. The following table presents the cost of these benefits during the three and nine months ended September 30, 2013, and 2012:

Ameren Energy Resources Company, LLC

(A subsidiary of Ameren Corporation)

Notes to Consolidated Financial Statements (Unaudited)
Three and Nine Months Ended September 30, 2013, and 2012

	Pension Benefits				Postretirement Benefits
	Three Months Ended September 30		Nine Months Ended September 30		Three Months Ended September 30			Nine Months Ended September 30
	2013	2012	2013	2012	2013		2012	2013		2012
Allocated benefit costs	$3	$3	$9	$8	$	(a)	$1	$	(a)	$1

(a)          Less than $1 million

The “Accrued pension and other postretirement benefits” liability as of September 30, 2013, and December 31, 2012, included in the accompanying consolidated balance sheet does not include the unfunded liabilities associated with Ameren’s pension and postretirement benefit plans. The “Pension and other postretirement benefits” line only includes the unfunded liabilities associated with the EEI pension and postretirement benefit plans. The balance sheet line item “Accounts payable – affiliates” includes $11 million and $12 million associated with the net payable to Ameren Corporation for the obligations of AER employees that participated in Ameren’s single-employer pension and postretirement plans as of September 30, 2013, and December 31, 2012, respectively.

The EEI Plans section below relates only to EEI pension and postretirement benefit plans and does not include information relating to Ameren pension and postretirement benefit plans.

EEI Plans

The following table presents the components of EEI’s net periodic pension cost for the three and nine months ended September 30, 2013, and 2012:

	Three Months Ended September 30		Nine Months Ended September 30
	2013	2012	2013	2012
Service cost	$1	$-	$2	$2
Interest cost	1	1	3	3
Expected return on plan assets	(1)	(1)	(3)	(3)
Curtailment loss	-	2	-	2
Net periodic benefit cost	$1	$2	$2	$4

The following table presents the components of EEI’s net periodic postretirement benefit cost for the three and nine months ended September 30, 2013, and 2012:

	Three Months Ended September 30		Nine Months Ended September 30
	2013	2012	2013	2012
Service cost	$-	$1	$-	$2
Interest cost	1	1	3	3
Expected return on plan assets	(1)	(1)	(3)	(3)
Amortization of:
Prior service credit	(2)	-	(6)	-
Actuarial loss	1	1	3	3
Net periodic benefit cost	$(1)	$2	$(3)	$5

Accounting and Reporting Developments

The following is a summary of recently adopted authoritative accounting guidance, as well as guidance issued but not yet adopted, that could impact AER:

Presentation of Comprehensive Income

In June 2011, FASB amended its guidance on the presentation of comprehensive income in financial statements. The amended guidance changed the presentation of comprehensive income in the financial statements. It requires entities to report components of comprehensive income either in a continuous statement of

Ameren Energy Resources Company, LLC

(A subsidiary of Ameren Corporation)

Notes to Consolidated Financial Statements (Unaudited)
Three and Nine Months Ended September 30, 2013, and 2012

comprehensive income or in two separate but consecutive statements. This guidance was effective for AER beginning in the first quarter of 2012 with retroactive application required. The implementation of the amended guidance did not affect results of operations, financial position, or liquidity.

In February 2013, the FASB amended this guidance to require an entity to provide information about the amounts reclassified out of accumulated OCI by component. In addition, an entity is required to present significant amounts reclassified out of accumulated OCI by the respective line items of net income either on the face of the statement where net income is presented or in the footnotes. This guidance was effective for AER beginning in the first quarter of 2013. The implementation of this amended guidance did not affect our results of operations, financial position, or liquidity. The amounts reclassified out of accumulated OCI related to pension and other postretirement plan activity for the three and nine months ended September 30, 2013 were immaterial. The only material amounts reclassified out of accumulated OCI during the three and nine months ended September 30, 2013, were related to gains and losses on cash flow hedges. See Note 5 - Derivative Financial Instruments for the required disclosures.

Disclosures about Offsetting Assets and Liabilities

In December 2011, FASB issued additional authoritative accounting guidance to improve information disclosed about financial and derivative instruments. The guidance requires an entity to disclose information about offsetting and related arrangements to enable users of the financial statements to understand the effect of those arrangements on financial position. In January 2013, FASB amended this guidance to limit the scope to derivative instruments, repurchase agreements and reverse repurchase agreements, and securities borrowing and securities lending transactions. The additional guidance did not affect AER’s results of operations, financial position, or liquidity, as this guidance only requires additional disclosures. AER adopted this guidance for the first quarter of 2013. See Note 5 – Derivative Financial Instruments for the required disclosures.

Presentation of an Unrecognized Tax Benefit

In July 2013, FASB issued additional authoritative accounting guidance to provide clarity for on the financial statement presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists. The objective of this guidance is to eliminate diversity in practice related to the presentation of certain unrecognized tax benefits. It requires entities to present an unrecognized tax benefit as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward to the extent a net operating loss carryforward, a similar tax loss, or a tax credit carryforward is available under the tax law. Currently, any unrecognized tax benefit is recorded in “Other deferred credits and liabilities” on AER’s balance sheet. After this guidance becomes effective, any unrecognized tax benefit will be recorded in “Accumulated deferred income taxes, net” as a reduction to the deferred tax assets for net operating loss and tax credit carryforwards on the balance sheet. To the extent that an unrecognized tax benefit exceeds these carryforwards, the excess would continue to be recorded in “Other deferred credits and liabilities” on the balance sheet, consistent with current authoritative accounting guidance. The amended guidance will not affect AER’s results of operations or liquidity, as this guidance is presentation-related only. This guidance will be effective for AER beginning in the first quarter of 2014.

NOTE 2 – ASSETS HELD FOR SALE

Transaction Agreement with IPH

On March 14, 2013, Ameren entered into a transaction agreement to divest its merchant generation business through New AER to IPH. Under the terms of the transaction agreement, AER will effect a reorganization that will, among other things, transfer substantially all of the assets and liabilities of AER, other than (i) any outstanding debt obligations of AER to Ameren or its other subsidiaries, except for certain intercompany balances discussed below, (ii) all of the issued and outstanding equity interests in Medina Valley, (iii) the assets and liabilities associated with Genco’s Meredosia, Hutsonville, Elgin, Gibson City, and Grand Tower gas-fired energy centers, (iv) the obligations relating to Ameren’s single-employer pension and postretirement benefit plans, and (v) the deferred tax positions associated with Ameren’s ownership of these retained assets and liabilities, to New AER. IPH will acquire all of the equity interests in New AER. On March 14, 2013, AER transferred its interest in Medina Valley at carrying value to Ameren. The assets of Medina Valley primarily consisted of $13 million in advances to the non-state-regulated subsidiary money pool.

Ameren will retain the portion of AER’s pension and postretirement benefit obligations associated with current and former employees that are included in the Ameren Retirement Plan, the Ameren Supplemental Retirement

Ameren Energy Resources Company, LLC

(A subsidiary of Ameren Corporation)

Notes to Consolidated Financial Statements (Unaudited)
Three and Nine Months Ended September 30, 2013, and 2012

Plan, the Ameren Retiree Medical Plan, and the Ameren Group Life Insurance Plan. New AER will retain the pension and other postretirement benefit obligations associated with EEI’s current and former employees that are included in the Revised Retirement Plan for Employees of Electric Energy, Inc., the Group Insurance Plan for Management Employees of Electric Energy, Inc., and the Group Insurance Plan for Bargaining Unit Employees of Electric Energy, Inc. These EEI obligations are estimated at $32 million at September 30, 2013. New AER will also retain the estimated $15 million asset at September 30, 2013, relating to the overfunded status of one of EEI’s postretirement plans.

Ameren will retain AER’s Meredosia and Hutsonville energy centers, which are idle and had an immaterial property and plant asset balance as of September 30, 2013. Ameren will also retain AROs associated with these energy centers, estimated at $27 million as of September 30, 2013. All other AROs associated with AER are expected to be assumed by New AER, as discussed below, or the third-party buyer of the Grand Tower energy center. Upon the transaction agreement closing, with the exception of certain agreements, such as supply obligations to Ameren Illinois, a note from New AER to Ameren relating to cash collateral that will remain outstanding at closing, and Genco money pool advances, all intercompany agreements and debt between AER and its subsidiaries, on the one hand, and Ameren and its non-AER affiliates, on the other hand, will be either retained or canceled by Ameren, without any cost or obligation to IPH or New AER and its subsidiaries. Immediately prior to the transaction agreement closing, the cash collateral provided to New AER by Ameren through money pool borrowings will be converted to a note payable to Ameren, which will be payable, with interest, 24 months after closing or sooner as cash collateral requirements are reduced. Cash collateral postings by AER and its subsidiaries with external parties, including postings related to exchange-traded contracts, at September 30, 2013, were $27 million. Ameren will retain Genco’s tax payable to Ameren Illinois, which was $43 million as of September 30, 2013.

Ameren’s retention of AER’s liabilities for pension and postretirement benefit obligations relating to Ameren’s plans, the Meredosia and Hutsonville energy centers and those two energy centers’ related AROs, the tax payable to Ameren Illinois, and related deferred tax balances associated with each transferred balance will be accounted for as transactions between entities under common control and transferred at their carrying values.

In addition, if Ameren’s divestiture of New AER to IPH is completed, AER expects the tax basis of property, plant and equipment to decrease and deferred tax assets related to federal and state income tax net operating loss carryforwards and income tax credits to decrease with corresponding offsets to equity. The amount of any such decrease is dependent on the value and timing of the New AER divestiture transaction. As of September 30, 2013, AER had approximately $130 million in federal income tax net operating loss carryforwards and $1 million in federal income tax credit carryforwards. If Ameren were to retain ownership of AER, these carryforwards are expected to offset income tax liabilities into 2016, consistent with the tax allocation agreement with Ameren.  If Ameren’s divestiture of New AER to IPH is completed, any unused portion of the net operating loss and tax credit carryforwards described above will decrease.  Additionally, all liabilities, obligations and rights between AER and Ameren and its non-AER affiliates under the tax allocation agreement will terminate at the closing date as to all past, present and future taxable periods.

As described in more detail below under “Amended Put Option Agreement, Asset Purchase Agreement and Guaranty”, as a condition to the transaction agreement, Genco exercised its option under the March 28, 2012 put option agreement, as amended, for the sale to Medina Valley of the Elgin, Gibson City, and Grand Tower gas-fired energy centers and received cash proceeds of $137.5 million. If these gas-fired energy centers are subsequently sold and Medina Valley receives proceeds within two years of the New AER divestiture, Medina Valley will pay Genco any proceeds from such sale, net of taxes and other expenses, in excess of the amount previously paid to Genco.

Genco’s $825 million of senior notes will remain outstanding following the closing of the transaction agreement and will continue to be solely obligations of Genco. Pursuant to the transaction agreement, Ameren will cause $70 million of cash to be retained at Genco in addition to the cash proceeds of $137.5 million from the sale of put option assets to be retained by Genco. Ameren will also cause an additional $15 million of cash to be retained at Marketing Company.

Completion of the New AER divestiture to IPH requires FERC and FCC approvals. In October 2013, FERC issued an order approving Ameren’s divestiture of New AER and Genco’s sale of the Elgin, Gibson City, and Grand Tower gas-fired energy centers to Medina Valley. The FCC approval was received in August 2013.

Ameren Energy Resources Company, LLC

(A subsidiary of Ameren Corporation)

Notes to Consolidated Financial Statements (Unaudited)

Three and Nine Months Ended September 30, 2013, and 2012

Separately, as a condition to IPH’s obligation to complete the New AER transaction, the Illinois Pollution Control Board must approve the transfer to IPH of, or otherwise approve a variance in favor of IPH on the same material terms as, AER’s variance of the Illinois MPS. In May 2013, AER and IPH filed a transfer request with the Illinois Pollution Control Board, which was subsequently denied by the board on procedural grounds. On July 22, 2013, IPH, AER, and Medina Valley, as current and future owners of the coal-fired energy centers, filed a request for a variance with the Illinois Pollution Control Board seeking the materially same relief as the existing AER variance. The Illinois Pollution Control Board has until late November 2013 to issue a decision. See Note 8 – Commitments and Contingencies for additional information. Ameren’s and IPH’s obligation to complete the transaction is also subject to other customary closing conditions, including the material accuracy of each company’s representations and warranties and the compliance, in all material respects, with each company’s covenants. The transaction agreement contains customary representations and warranties of Ameren and IPH, including representations and warranties of Ameren with respect to the business being sold. The transaction agreement also contains customary covenants of Ameren and IPH, including the covenant of Ameren that New AER will be operated in the ordinary course prior to the closing.

Ameren expects the closing of the New AER divestiture to IPH will occur in the fourth quarter of 2013. If the closing does not occur on or before March 14, 2014, either party may elect to terminate the transaction agreement if the inability to close the transaction by such date is not the result of the failure of the terminating company to fulfill any of its obligations under the transaction agreement.

Amended Put Option Agreement, Asset Purchase Agreement and Guaranty

On March 28, 2012, Genco entered into a put option agreement with AERG, which gave Genco the option to sell to AERG all, but not less than all, of the Elgin, the Gibson City, and the Grand Tower gas-fired energy centers. Prior to Ameren’s entry into the transaction agreement with IPH as discussed above, (i) the original put option agreement between Genco and AERG was novated and amended such that the rights and obligations of AERG under the agreement were assigned to and assumed by Medina Valley and (ii) Genco exercised its option under the amended put option agreement to sell the Elgin, Gibson City, and Grand Tower gas-fired energy centers to Medina Valley. As a result, on March 14, 2013, Medina Valley paid to Genco an initial payment of $100 million, with an offset to “Deposit received from affiliate for pending asset sale,” in accordance with the terms of the amended put option agreement, asset purchase agreement, and transaction agreement with IPH. That deposit will remain on AER’s balance sheet until the assets and liabilities are transferred to Medina Valley. Genco advanced the initial payment amount received to the non-state-regulated subsidiaries money pool. In connection with the amended put option agreement, Ameren’s guaranty, dated March 28, 2012, was modified to replace all references to AERG with references to Medina Valley.

Pursuant to the amended put option agreement, Genco entered into an asset purchase agreement with Medina Valley dated March 14, 2013. The asset purchase agreement provided that Genco would receive an additional payment upon closing of the asset purchase agreement to the extent the average fair market value for the Elgin, Gibson City, and Grand Tower gas-fired energy centers, as determined based on three independent appraisals, exceeded the $100 million initial payment Genco received from Medina Valley. Genco and Medina Valley engaged three independent appraisers to conduct fair market valuations of the Elgin, Gibson City, and Grand Tower gas-fired energy centers. The average fair market value pursuant to such appraisals for the Elgin, Gibson City, and Grand Tower gas-fired energy centers was $137.5 million, which was greater than the original fair value estimate of $133 million. Therefore, after receipt of FERC approval and upon closing of the asset purchase agreement in October 2013, Genco received an additional payment of $37.5 million from Medina Valley. Genco advanced the additional $37.5 million into the non-state-regulated subsidiary money pool.

The transaction agreement with IPH provides that if the Elgin, Gibson City, and Grand Tower gas-fired energy centers are subsequently sold to a third party and Medina Valley receives proceeds within two years of the closing of the New AER divestiture, Medina Valley will pay Genco any proceeds from such sale, net of taxes and other expenses, in excess of the amounts previously paid to Genco, which totaled $137.5 million.

Medina Valley has entered into an agreement to sell the Elgin, Gibson City, and Grand Tower gas-fired energy centers to Rockland Capital. This agreement requires a portion of the purchase price to be held in escrow until the two year anniversary of the closing of the sale to fund certain indemnity obligations, if any, of Medina Valley. Ameren expects the sale of the Elgin, Gibson City, and Grand Tower gas-fired energy centers to Rockland Capital

Ameren Energy Resources Company, LLC

(A subsidiary of Ameren Corporation)

Notes to Consolidated Financial Statements (Unaudited)

Three and Nine Months Ended September 30, 2013, and 2012

to close by the end of 2013, subject to receipt of FERC and other regulatory approvals. If this sale is completed, Medina Valley could pay Genco after-tax proceeds of up to an additional $15 million based on the maximum escrow amount that could ultimately be released, projected working capital adjustments, and projected transaction expenses.

In August 2013, the Illinois Municipal Electric Agency, which is a wholesale customer of Marketing Company, filed a lawsuit in the United States District Court for the Central District of Illinois against Marketing Company alleging that the removal of certain assets that were related to the amended put option agreement from the parties’ contract schedules without the customer’s consent constituted a breach of contract. In addition, the lawsuit alleges that Genco and AERG failed to recognize certain asset impairments that the Illinois Municipal Electric Agency alleges have occurred and which the Illinois Municipal Electric Agency claims would, if recognized, reduce the billings to the Illinois Municipal Electric Agency. The lawsuit also makes certain other claims that the proposed divestiture would result in a breach of the parties’ contract. If the court ultimately agrees with the Illinois Municipal Electric Agency’s claim that asset impairments should have been recognized, we would receive less revenue from the Illinois Municipal Electric Agency. During the third quarter of 2013, the Illinois Municipal Electric Agency began depositing into an escrow account the portion of its monthly billings being disputed. As of September 30, 2013, the Illinois Municipal Electric Agency had deposited $5 million into escrow. AER has not recognized any benefit in earnings of the contested amount in its three and nine months ended September 30, 2013 statement of operations.

AER determined that the assets and liabilities associated with the Elgin, Gibson City, and Grand Tower gas-fired energy centers first qualified for held for sale presentation as of March 14, 2013, and continued to qualify as of September 30, 2013. As of December 31, 2012, these energy centers did not meet the criteria to be classified as held for sale as AER did not consider it probable at that time that a disposition of an energy center would occur within one year. To enhance the comparability of these quarterly financial statements, AER has recast its December 31, 2012 balance sheet to reflect the presentation of the Elgin, Gibson City, and Grand Tower gas-fired energy centers as held for sale at that date. The following table presents the components of assets and liabilities held for sale on AER’s consolidated balance sheet at September 30, 2013, and December 31, 2012:

	September 30, 2013	December 31, 2012
Assets held for sale
Materials and supplies	$5	$12
Mark-to-market derivative assets	-	4
Property and plant, net	147	348
Total assets held for sale	$152	$364
Liabilities held for sale
Accounts and wages payable	$3	$9
Taxes accrued	2	3
Mark-to-market derivative liabilities	-	3
Asset retirement obligations	10	10
Total liabilities held for sale	$15	$25

As the assets and liabilities associated with the Elgin, Gibson City, and Grand Tower gas-fired energy centers continued to meet the held for sale criteria at September 30, 2013, AER evaluated whether any impairment existed by comparing the disposal group’s carrying value to the estimated fair value less cost to sell. The estimated fair value was determined by reference to the amended put option agreement, the asset purchase agreement with Medina Valley, and the transaction agreement with IPH. AER recorded a pretax charge to earnings of $207 million for the three months ended March 31, 2013, to reflect the impairment of the Elgin, Gibson City, and Grand Tower gas-fired energy centers. The pre-tax impairment charge decreased by $5 million during the three months ended June 30, 2013, as the carrying value of the Elgin, Gibson

City and Grand Tower gas-fired energy centers decreased primarily as a result of derivative market value losses. The pre-tax impairment charge decreased by $5 million during the three months ended September 30, 2013, primarily as a result of the increase in the fair value of the disposal group based on the average of the three independent appraisers’ valuation of the Elgin, Gibson City, and Grand Tower gas-fired energy centers. As a result, AER recorded a cumulative pretax charge to earnings of $197 million for the nine months ended September 30, 2013, to reflect the impairment of the Elgin, Gibson City, and Grand Tower gas-fired energy centers. The 2013 impairment recorded was primarily related to the Gibson City and Grand Tower energy centers as the Elgin energy center was previously impaired under held and used accounting guidance during

Ameren Energy Resources Company, LLC

(A subsidiary of Ameren Corporation)

Notes to Consolidated Financial Statements (Unaudited)

Three and Nine Months Ended September 30, 2013, and 2012

the fourth quarter of 2012. The 2013 impairment charge to earnings was recorded as an impairment of “Property and Plant, net” within the components of assets held for sale shown above as of September 30, 2013, and “Assets held for sale and impairment adjustments” in AER’s consolidated statement of operations and comprehensive income (loss) for the three and nine months ended September 30, 2013. During the nine months ended September 30, 2013, AER recorded a $77 million income tax benefit as a result of the impairment.

These assets and liabilities held for sale were measured at fair value on a nonrecurring basis with inputs that are classified as Level 3 within the fair value hierarchy.

Effective with AER’s conclusion in March 2013 that the Elgin, Gibson City, and Grand Tower gas-fired energy centers met the criteria for held for sale presentation, AER suspended recording depreciation on these energy centers.

NOTE 3 – SHORT-TERM DEBT AND LIQUIDITY

On November 14, 2012, the 2010 Genco Credit Agreement was terminated and not renewed. Should a financing need arise, sources of liquidity include available cash on hand, a return of money pool advances, and money pool borrowings at the discretion of Ameren. On March 14, 2013, Genco amended and exercised its option to sell its three natural gas-fired energy centers to Medina Valley and received an initial payment of $100 million. On October 11, 2013, Genco completed the sale of its Elgin, Gibson City, and Grand Tower gas-fired energy centers to Medina Valley and received an additional $37.5 million. Genco advanced these payment amounts to the non-state-regulated subsidiary money pool. Based on current market conditions, operating assumptions, money pool advances, and cash on hand, AER expects to have sufficient liquidity over the next twelve months to operate its business. See Note 2 - Assets Held for Sale for additional information regarding the amended put option agreement.

Money Pools

AER and its subsidiaries participate in money pool agreements that can provide for certain short-term cash and working capital requirements. Separate money pools are maintained for Ameren’s utility and non-state-regulated entities. AMS is responsible for the operation and administration of the money pool agreements.

Non-state-regulated Subsidiaries

AER has the ability, subject to Ameren parent company authorization and Ameren parent borrowing sublimits, to access funding from Ameren’s credit agreements and commercial paper programs through a non-state-regulated subsidiary money pool agreement. The total amount available to AER and other pool participants at any time is reduced by borrowings made by Ameren’s subsidiaries, but is increased to the extent that other pool participants advance surplus funds to the non-state-regulated subsidiary money pool or remit funds from other external sources. The non-state-regulated subsidiary money pool was established to coordinate and to provide short-term cash and working capital for Ameren’s non-state-regulated activities. Borrowers receiving a loan under the non-state-regulated subsidiary money pool agreement must repay the principal amount of such loan, together with accrued interest. The rate of interest depends on the composition of internal and external funds in the non-state-regulated subsidiary money pool. These rates are based on the cost of funds used for money pool advances. The average interest rates for borrowing under the non-state-regulated subsidiary money pool for the three and nine months ended September 30, 2013, were 0.36% and 0.29%, respectively (2012 – 0.52% and 0.64%, respectively).

See Note 7 - Related Party Transactions for the amount of interest income and expense from the money pool arrangements for the three and nine months ended September 30, 2013, and 2012.

Utility

AER (through AERG) may participate in the utility money pool only as a lender. There were no utility money pool advances by AERG during the nine months ended September 30, 2013, and 2012.

NOTE 4 – LONG-TERM DEBT

Indenture Provisions and Other Covenants

Genco is subject to Section 305(a) of the Federal Power Act, which makes it unlawful for any officer or director of a public utility, as defined in the Federal Power Act, to participate in the making or paying of any dividend from any funds “properly included in capital account.” FERC has consistently interpreted the provision to allow dividends to be paid as long as (1) the source of the dividends is clearly disclosed, (2) the dividends are not excessive, and (3) there is no self-dealing on the part of corporate officials.

Ameren Energy Resources Company, LLC

(A subsidiary of Ameren Corporation)

Notes to Consolidated Financial Statements (Unaudited)

Three and Nine Months Ended September 30, 2013, and 2012

Genco’s indenture includes provisions that require them to maintain certain interest coverage and debt-to-capital ratios in order for Genco to pay dividends, to make certain principal or interest payments on subordinated borrowings, to make loans to or investments in affiliates, or to incur additional external, third-party indebtedness. The following table summarizes these ratios for the 12 months ended and as of September 30, 2013:

	Required Ratio	Actual Ratio
Genco
Interest coverage ratio - restricted payment(a)	>1.75	1.05
Interest coverage ratio - additional indebtedness(b)	>2.50	1.05
Debt-to-capital ratio - additional indebtedness(b)	<60%	51%

(a)               As of the date of the restricted payment, as defined, the minimum ratio must have been achieved for the most recently ended four fiscal quarters and projected by management to be achieved for each of the subsequent four six-month periods. Investments in the non-state-regulated subsidiary money pool and repayments of non-state-regulated subsidiary money pool borrowings are not subject to this incurrence test.

(b)               Ratios must be computed on a pro forma basis considering the additional indebtedness to be incurred and the related interest expense. Non-state-regulated subsidiary money pool borrowings are defined as permitted indebtedness and are not subject to these incurrence tests. Other borrowings from third-party external sources are included in the definition of indebtedness and to these incurrence tests.

Genco’s debt incurrence-related ratio restrictions under its indenture may be disregarded if both Moody’s and S&P reaffirm the ratings in place at the time of the debt incurrence after considering the additional indebtedness.

As shown in the table above, under the provisions of Genco’s indenture, Genco may not borrow additional funds from external, third-party sources if the interest coverage ratio is less than 2.5 or if the debt-to-capital ratio is greater than 60%. Beginning in the first quarter of 2013, Genco’s interest coverage ratio fell to a level less than the specified minimum level required for external borrowings, and is expected to remain less than this minimum level through at least 2015. As a result, Genco’s ability to borrow additional funds from external, third-party sources is restricted. Genco’s indenture does not restrict intercompany borrowings from Ameren’s non-state-regulated subsidiary money pool. However, borrowings from the money pool are subject to Ameren’s control. If an intercompany financing need were to arise, borrowings from the non-state-regulated subsidiary money pool would be dependent on consideration by Ameren of the facts and circumstances existing at that time. In December 2012, Ameren announced it intended to, and it was probable that it would, exit its Merchant Generation business as Ameren determined that business was no longer a core component of its future business strategy. If Ameren does not complete its divestiture of New AER, Ameren has indicated it will to continue to reduce, and ultimately eliminate, its financial support of the Merchant Generation business until its ultimate exit from the business is complete. See Note 2 - Assets Held for Sale for additional information regarding the put option agreement. During 2013, AER will seek to fund operations internally and therefore seek not to rely on financing from Ameren.

In order for Genco to issue securities in the future, Genco will have to comply with all applicable requirements in effect at the time of any such issuances.

As shown in the table above, under the provisions of Genco’s indenture, dividends cannot be paid unless the actual interest coverage ratio for the most recently ended four fiscal quarters is greater than 1.75, which was not achieved during the four fiscal quarters ending September 30, 2013. Additionally, the interest coverage ratios projected by management for each of the subsequent four six-month periods must be greater than 1.75. Based on projections as of September 30, 2013, Genco does not believe that it will achieve the minimum interest coverage ratio necessary to pay dividends on its common stock for each of the subsequent four six-month periods ending March 31, 2014, September 30, 2014, March 31, 2015, or September 30, 2015. As a result, Genco was restricted from paying dividends as of September 30, 2013, and expects to be unable to pay dividends through at least September 30, 2016.

Off-Balance-Sheet Arrangements

At September 30, 2013, AER did not have any off-balance-sheet financing arrangements, other than operating leases entered into in the ordinary course of business. Additionally, AER does not expect to engage in any significant off-balance-sheet financing arrangements in the near future.

NOTE 5 – DERIVATIVE FINANCIAL INSTRUMENTS

AER uses derivatives principally to manage the risk of changes in market prices for natural gas, coal, diesel, and power. Such price fluctuations may cause the following:

Ameren Energy Resources Company, LLC

(A subsidiary of Ameren Corporation)

Notes to Consolidated Financial Statements (Unaudited)

Three and Nine Months Ended September 30, 2013, and 2012

•                       an unrealized appreciation or depreciation of AER’s contracted commitments to purchase or sell when purchase or sale prices under the commitments are compared with current commodity prices;

•                       market values of coal and natural gas inventories that differ from the cost of those commodities in inventory; and

•                       actual cash outlays for the purchase of these commodities that differ from anticipated cash outlays.

The derivatives that AER uses to hedge these risks are governed by AER’s risk management policies for forward contracts, futures, options, and swaps. AER’s net positions are continually assessed within its structured hedging programs to determine whether new or offsetting transactions are required. The goal of the hedging program is generally to mitigate financial risks while ensuring that sufficient volumes are available to meet AER’s requirements. Contracts AER enters into as part of its risk management program may be settled financially, settled by physical delivery, or net settled with the counterparty.

The following table presents open gross commodity contract volumes by commodity type, as of September 30, 2013, and December 31, 2012:

	Quantity (in millions)
	Accrual & NPNS Contracts(a)		Cash Flow Hedges(b)		Other Derivatives(c)
Commodity	2013	2012	2013	2012	2013	2012
Coal (in tons)	34	39	(d)	(d)	4	7
Fuel oils (in gallons)(e)	(d)	(d)	(d)	(d)	34	52
Natural gas (in mmbtu)	(d)	(d)	(d)	(d)	1	47
Power (in megawatthours)(f)	54	66	4	9	46	55
Renewable energy credits	(g)	1	(d)	(d)	(d)	(d)

(a)          Accrual contracts include commodity contracts that do not qualify as derivatives. This includes contracts through December 2017, September 2035, and March 2014 for coal, power, and renewable energy credits, respectively, as of September 30, 2013.

(b)          Contracts through December 2016 for power as of September 30, 2013.

(c)          Contracts through December 2015, October 2016, April 2015, and June 2017 for coal, fuel oils, natural gas, and power, respectively, as of September 30, 2013. Includes amounts classified as held for sale.

(d)         Not applicable.

(e)          Fuel oils consist of heating oil, ultra-low sulfur diesel, and crude oil.

(f)             Includes intercompany eliminations.

(g)         Less than $1 million.

Authoritative accounting guidance regarding derivative instruments requires that all contracts considered to be derivative instruments be recorded on the balance sheet at their fair values, unless the NPNS exception applies. See Note 6 - Fair Value Measurements for discussion of AER’s methods of assessing the fair value of derivative instruments. Many of AER’s physical contracts, such as purchased power contracts, qualify for the NPNS exception to derivative accounting rules. The revenue or expense recorded in connection with NPNS contracts is recognized at the contract price upon physical delivery.

If AER determines that a contract meets the definition of a derivative and is not eligible for the NPNS exception, AER reviews the contract to determine if it qualifies for hedge accounting treatment. Contracts that qualify for cash flow hedge accounting treatment are recorded at fair value with changes in fair value charged or credited to accumulated OCI in the period in which the change occurs, to the extent the hedge is effective. To the extent the hedge is ineffective, the related changes in fair value are charged or credited to the statement of operations and comprehensive income (loss) in the period in which the change occurs. When the contract is settled or delivered, the net gain or loss is recorded in the statement of operations and comprehensive income (loss).

Certain derivative contracts are entered into on a regular basis as part of AER’s risk management program but do not qualify for, or AER does not choose to elect, the NPNS exception or hedge accounting treatment. Such contracts are recorded at fair value, with changes in fair value charged or credited to the statement of operations and comprehensive income (loss) in the period in which the change occurs.

Authoritative accounting guidance permits companies to offset fair value amounts recognized for the right to reclaim cash collateral (a receivable) or the obligation to return cash collateral (a liability) against fair value amounts recognized for derivative instruments that are executed with the same counterparty under the same master netting arrangement. AER did not elect to adopt this guidance for any eligible commodity contracts.

Ameren Energy Resources Company, LLC
(A subsidiary of Ameren Corporation)
Notes to Consolidated Financial Statements (Unaudited)
Three and Nine Months Ended September 30, 2013, and 2012

The following table presents the carrying value and balance sheet classification of all derivative instruments as of September 30, 2013, and December 31, 2012:

Balance Sheet Location		2013	2012
Derivative assets designated as hedging instruments
Commodity contracts
Power	Mark-to-market derivative assets	$11	$25
	Other assets	7	14
	Total assets	$18	$39
Derivative assets not designated as hedging instruments
Commodity contracts
Coal	Mark-to-market derivative assets	$1	$-
	Other assets	-	1
Fuel oils	Mark-to-market derivative assets	2	3
	Other assets	-	1
Natural gas	Current assets held for sale	-	4
Power	Mark-to-market derivative assets	57	70
	Other assets	17	15
	Total assets	$77	$94
Derivative liabilities not designated as hedging instruments
Commodity contracts
Coal	Mark-to-market derivative liabilities	$6	$9
	Other deferred credits and liabilities	2	4
Fuel oils	Mark-to-market derivative liabilities	-	1
	Other deferred credits and liabilities	1	1
Natural gas	Current liabilities held for sale	-	3
Power	Mark-to-market derivative liabilities	32	50
	Other deferred credits and liabilities	13	17
	Total liabilities	$54	$85

The following table presents the cumulative amount of pretax net gains (losses) on all derivative instruments in accumulated OCI as of September 30, 2013, and December 31, 2012:

	2013	2012
Cumulative gains (losses) deferred in accumulated OCI
Power derivative contracts(a)	$20	$47
Interest rate derivative contracts(b)	(6)	(7)

(a)          Represents net gains associated with power derivative contracts. These contracts are a partial hedge of electricity price exposure through December 2016 as of September 30, 2013. In light of market prices at September 30, 2013, net pretax unrealized gains of $14 million are expected to be reclassified into earnings during the next 12 months as the hedged transactions occur. However, the actual amount reclassified from accumulated OCI could vary due to future changes in market prices.

(b)          Includes net losses associated with interest rate swaps at Genco. The swaps were executed during the fourth quarter of 2007 as a partial hedge of interest rate risks associated with Genco’s April 2008 debt issuance. The loss on the interest rate swaps is being amortized over a 10-year period that began in April 2008. Over the next 12 months, $1.4 million of the loss will be amortized.

Derivative instruments are subject to various credit-related losses in the event of nonperformance by counterparties to the transaction. Exchange-traded contracts are supported by the financial and credit quality of the clearing members of the respective exchanges and have nominal credit risk. In all other transactions, AER is exposed to credit risk. AER’s credit risk management program involves establishing credit limits and collateral requirements for counterparties, using master trading and netting agreements, and reporting daily exposure to senior management.

AER believes that entering into master trading and netting agreements mitigates the level of financial loss that could result from default by allowing net settlement of derivative assets and liabilities. AER generally enters into the following master trading and netting agreements: (1) International Swaps and Derivatives Association Agreement, a standardized financial natural gas and electric contract; (2) the Master Power Purchase and Sale Agreement, created by the Edison Electric Institute and the National Energy Marketers Association, a standardized contract for the purchase and sale of wholesale power; and (3) North

Ameren Energy Resources Company, LLC
(A subsidiary of Ameren Corporation)
Notes to Consolidated Financial Statements (Unaudited)
Three and Nine Months Ended September 30, 2013, and 2012

American Energy Standards Board, Inc., Agreement, a standardized contract for the purchase and sale of natural gas. These master trading and netting agreements allow the counterparties to net settle sale and purchase transactions. Further, collateral requirements are calculated at a master trading and netting agreement level by counterparty.

Although AER had not previously elected to offset fair value amounts and collateral for derivative instruments executed with the same counterparty under the same master netting arrangement, authoritative accounting guidance, effective in the first quarter 2013, requires those amounts eligible to be offset to be presented both at the gross and net amounts. The following table provides the recognized gross derivative balances and the net amounts of those derivatives subject to an enforceable master netting arrangement or similar agreement as of September 30, 2013, and December 31, 2012:

		Gross Amounts Not Offset in the Balance Sheet
		Gross	Derivative	Cash	Net
		Amounts	Instruments	Collateral(a)	Amount
Assets(b):
2013	Commodity contracts eligible to be offset	$74	$34	$-	$40
	Commodity contracts not eligible to be offset(c)	21
	Total commodity contracts	$95
2012	Commodity contracts eligible to be offset	$117	$60	$3	$54
	Commodity contracts not eligible to be offset(c)	16
	Total commodity contracts	$133
Liabilities(b):
2013	Commodity contracts eligible to be offset	$48	$34	$-	$14
	Commodity contracts not eligible to be offset(c)	6
	Total commodity contracts	$54
2012	Commodity contracts eligible to be offset	$84	$60	$-	$24
	Commodity contracts not eligible to be offset(c)	1
	Total Commodity contracts	$85

(a)          Cash collateral received reduces gross asset balances and is included in the “Other current liabilities” and “Other deferred credits and liabilities” lines in the balance sheet.  Cash collateral posted reduces gross liability balances and is included in the “Other current assets” and “Other assets” lines in the balance sheet.

(b)          Includes amounts classified as held for sale.

(c)          Commodity contracts not subject to an enforceable master netting arrangement or similar agreement.

Concentrations of Credit Risk

In determining its concentrations of credit risk related to derivative instruments, AER reviews its individual counterparties and categorizes each counterparty into one of eight groupings according to the primary business in which each engages. The following table presents the maximum exposure as September 30, 2013, and December 31, 2012, if counterparty groups were to completely fail to perform on contracts by grouping. The maximum exposure is based on the gross fair value of financial instruments, including accrual and NPNS contracts, which excludes collateral held, and does not consider the legally binding right to net transactions based on master trading and netting agreements.

	Affiliates(a)	Coal Producers	Commodity Marketing Companies	Electric Utilities	Financial Companies	Municipalities/ Cooperatives	Oil and Gas Companies	Retail Companies	Total
2013(b)	$41	$-	$15	$14	$6	$260	$2	$95	$433
2012(b)	71	3	38	10	13	192	3	85	415

(a)               Primarily comprised of Marketing Company’s exposure to Ameren Illinois.

(b)               Includes amounts classified as held for sale.

The potential loss on counterparty exposures is reduced by all collateral held and the application of master trading and netting agreements. Collateral includes both cash collateral and other collateral held. The amount of cash collateral held by AER from counterparties and based on the contractual rights under the agreements to seek collateral and the maximum exposure as calculated under the individual master trading and netting agreements was $- million and $3 million at September 30, 2013, and December 31, 2012, respectively. Other collateral used to reduce exposure consisted of letters of credit in the amount of $7 million and $6 million at September 30, 2013, and December 31, 2012, respectively. The following table presents the potential loss after consideration of collateral and application of master trading and netting agreements as of September 30, 2013, and December 31, 2012:

Ameren Energy Resources Company, LLC

(A subsidiary of Ameren Corporation)

Notes to Consolidated Financial Statements (Unaudited)

Three and Nine Months Ended September 30, 2013, and 2012

	Affiliates	(a)	Coal Producers	Commodity Marketing Companies	Electric Utilities	Financial Companies	Municipalities/ Cooperatives	Oil and Gas Companies	Retail Companies	Total
2013(b)	$30		$-	$13	$10	$6	$166	$1	$95	$321
2012(b)	68		1	29	4	11	185	-	85	383

(a)          Primarily comprised of Marketing Company’s exposure to Ameren Illinois.

(b)          Includes amounts classified as held for sale.

Derivative Instruments With Credit Risk-Related Contingent Features

AER’s commodity contracts contain collateral provisions tied to credit ratings. If Ameren or Genco were to experience an adverse change in its credit ratings, or if a counterparty with reasonable grounds for uncertainty regarding performance of an obligation requested adequate assurance of performance, additional collateral postings might be required. The following table presents, as of September 30, 2013 and December 31, 2012, the aggregate fair value of all derivative instruments with credit risk-related contingent features in a gross liability position, the cash collateral posted, and the aggregate amount of additional collateral required to be posted with counterparties. The additional collateral required is the net liability position allowed under the master trading and netting agreements, assuming (1) the credit risk-related contingent features underlying these agreements were triggered on September 30, 2013, and December 31, 2012, respectively, and (2) those counterparties with rights to do so requested collateral:

	Aggregate Fair Value of Derivative Liabilities(a)	Cash Collateral Posted	Potential Aggregate Amount of Additional Collateral Required(b)
2013(c)	$88	$14	$73
2012(c)	130	7	90

(a)          Prior to consideration of master trading and netting agreements and including accrual and NPNS contract exposures.

(b)          As collateral requirements with certain counterparties are based on master trading and netting agreements, the aggregate amount of additional collateral required to be posted is determined after consideration of the netting effects of such agreements.

(c)          Includes amounts classified as held for sale.

Cash Flow Hedges

The following table presents the pretax net gain or loss associated with derivative instruments designated as cash flow hedges for the three and nine months ended September 30, 2013, and 2012:

	Gain (Loss) Recognized in OCI(a)	Location of (Gain) Loss Reclassified from Accumulated OCI into Income(b)	(Gain) Loss Reclassified from Accumulated OCI into Income(b)		Location of Gain (Loss) Recognized in Income(c)	Gain (Loss) Recognized in Income(c)
Three Months
2013:
Power	$(1)	Operating Revenues - Electric	$(8)	(d)	Operating Revenues - Electric	$25
Interest rate(e)	-	Interest Charges	1		Interest Charges	-
2012:
Power	$(6)	Operating Revenues - Electric	$(48)	(g)	Operating Revenues - Electric	$(4)
Interest rate(e)	-	Interest Charges	(f)		Interest Charges	-
Nine Months
2013:
Power	$(3)	Operating Revenues - Electric	$(24)	(h)	Operating Revenues - Electric	$6
Interest rate(e)	-	Interest Charges	1		Interest Charges	-
2012:
Power	$62	Operating Revenues - Electric	$(167)	(i)	Operating Revenues - Electric	$20
Interest rate(e)	-	Interest Charges	(f)		Interest Charges	-

(a)               Effective portion of gain (loss).

(b)               Effective portion of (gain) loss on settlements.

(c)               Ineffective portion of gain (loss) and amount excluded from effectiveness testing.

(d)              Income tax for this amount was $3 million and recorded in the income taxes (benefit) line of the statement of operations and comprehensive income (loss).

(e)               Represents interest rate swaps settled in prior periods. The cumulative gain and loss on the interest rate swaps is being amortized into income over a 10-year period.

(f)                  Less than $1 million.

Ameren Energy Resources Company, LLC

(A subsidiary of Ameren Corporation)

Notes to Consolidated Financial Statements (Unaudited)

Three and Nine Months Ended September 30, 2013, and 2012

(g)              Income tax for this amount was $18 million and recorded in the income taxes (benefit) line of the statement of operations and comprehensive income (loss).

(h)              Income tax for this amount was $9 million and recorded in the income taxes (benefit) line of the statement of operations and comprehensive income (loss).

(i)                  Income tax for this amount was $64 million and recorded in the income taxes (benefit) line of the statement of operations and comprehensive income (loss).

As part of the 2007 Illinois electric settlement agreement and the subsequent Illinois power procurement processes, Ameren Illinois, a subsidiary of Ameren, entered into financial contracts with Marketing Company. These financial contracts were derivative instruments. They were accounted for as cash flow hedges by Marketing Company. Marketing Company recorded the fair value of the contracts on its balance sheet and the changes to the fair value in OCI. As of December 31, 2012, these contracts had fully expired.

Other Derivatives

The following table represents the net change in market value associated with derivatives not designated as hedging instruments for the three and nine months ended September 30, 2013, and 2012:

	Location of Gain (Loss)	Gain (Loss) Recognized in Income
	Recognized in Income	Three Months		Nine Months
		2013	2012	2013	2012
Coal	Operating Expenses - Fuel	$-	$-	$5	$(10)
Fuel oils	Operating Expenses - Fuel	2	6	(1)	(7)
Natural gas(a)	Operating Expenses - Fuel	-	(1)	(1)	4
Power	Operating Revenues - Electric	(25)	(1)	9	(23)
	Total	$(23)	$4	$12	$(36)

(a)          Includes amounts classified as held for sale.

NOTE 6 – FAIR VALUE MEASUREMENTS

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. AER uses various methods to determine fair value, including market, income, and cost approaches. With these approaches, AER adopts certain assumptions that market participants would use in pricing the asset or liability, including assumptions about market risk or the risks inherent in the inputs to the valuation. Inputs to valuation can be readily observable, market-corroborated, or unobservable. AER uses valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. Authoritative accounting guidance established a fair value hierarchy that prioritizes the inputs used to measure fair value. All financial assets and liabilities carried at fair value are classified and disclosed in one of the following three hierarchy levels:

Level 1 - Inputs based on quoted prices in active markets for identical assets or liabilities. Level 1 assets and liabilities are primarily exchange-traded derivatives and assets.

Level 2 - Market-based inputs corroborated by third-party brokers or exchanges based on transacted market data. Level 2 assets and liabilities include certain over-the-counter derivative instruments, including financial power transactions. Derivative instruments classified as Level 2 are valued using corroborated observable inputs, such as pricing services or prices from similar instruments that trade in liquid markets. AER’s development and corroboration process entails obtaining multiple quotes or prices from outside sources. To derive AER’s forward view to price its derivative instruments at fair value, AER averages the midpoints of the bid/ask spreads. To validate forward prices obtained from outside parties, AER compares the pricing to recently settled market transactions. Additionally, a review of all sources is performed to identify any anomalies or potential errors. Further, AER considers the volume of transactions on certain trading platforms in its reasonableness assessment of the averaged midpoint. Power derivatives contracts are valued based upon the use of multiple forward prices provided by third parties. The prices are averaged and shaped to a monthly profile when needed without significant unobservable adjustments.

Level 3 - Unobservable inputs that are not corroborated by market data. Level 3 assets and liabilities are valued based on internally developed models and assumptions or

Ameren Energy Resources Company, LLC

(A subsidiary of Ameren Corporation)

Notes to Consolidated Financial Statements (Unaudited)

Three and Nine Months Ended September 30, 2013, and 2012

methodologies that use significant unobservable inputs. Level 3 assets and liabilities include derivative instruments that trade in less liquid markets, where pricing is largely unobservable. AER values Level 3 instruments by using pricing models with inputs that are often unobservable in the market, as well as certain internal assumptions. AER’s development and corroboration process entails obtaining multiple quotes or prices from outside sources. As a part of AER’s reasonableness review, an evaluation of all sources is performed to identify any anomalies or potential errors.

AER performs an analysis each quarter to determine the appropriate hierarchy level of the assets and liabilities subject to fair value measurements. Financial assets and liabilities are classified in their entirety according to the lowest level of input that is significant to the fair value measurement. All assets and liabilities whose fair value measurement is based on significant unobservable inputs are classified as Level 3.

The following table describes the valuation techniques and unobservable inputs for the fair value of financial assets and liabilities classified as Level 3 in the fair value hierarchy for the period ended September 30, 2013:

	Fair Value				Range [Weighted
	Assets	Liabilities	Valuation Techniques	Unobservable Input	Average]
Level 3 Derivative asset and liability - commodity contracts(a):
Fuel oils	$1	$-	Discounted cash flow	Escalation rate(%)(b)	(5)
				Counterparty credit risk(%)(c) (d)	0.26 – 2 [1]
				AER credit risk(%)(c)(d)	1 – 28 [14]
			Option model	Volatilities(%)(b)	17 - 20 [18]

Power(e)	82	(37)	Discounted cash flow	Average forward peak and off-peak power pricing($/MWh)(c)	21 - 50 [32]
				Estimated auction price	(866) – 8,874
				For FTRs ($/MW)(b)	[842]
				Nodal basis ($/MWh)(c)	(10) – 1 [(2)]
				Counterparty credit risk(%)(c)(d)	.02 – 100 [2]
				AER credit risk(%)(c)(d)	1
			Option model	Volatilities(%)(c)	16 – 30 [22]
				Average forward peak and off-peak power pricing($/MWh)(c)	27 – 46 [35]
				Nodal basis($/MWh)(c)	(5) – (1) [(3)]

(a)	The derivative asset and liability balances are presented net of counterparty credit considerations and includes amounts classified as held for sale.
(b)	Generally, significant increases (decreases) in this input in isolation would result in a significantly higher (lower) fair value measurement.
(c)	Generally, significant increases (decreases) in this input in isolation would result in a significantly lower (higher) fair value measurement.
(d)	Counterparty credit risk is only applied to counterparties with derivative asset balances. AER credit risk is only applied to counterparties with derivative liability balances.
(e)	Power valuations utilize visible third-party pricing evaluated by month for peak and off-peak demand through 2017.

Ameren Energy Resources Company, LLC

(A subsidiary of Ameren Corporation)

Notes to Consolidated Financial Statements (Unaudited)

Three and Nine Months Ended September 30, 2013, and 2012

The following table describes the valuation techniques and unobservable inputs for the fair value of financial assets and liabilities classified as Level 3 in the fair value hierarchy for the period ended December 31, 2012:

	Fair Value				Range [Weighted
	Assets	Liabilities	Valuation Techniques	Unobservable Input	Average]
Level 3 Derivative asset and liability - commodity contracts(a):
Fuel oils	$1	$-	Discounted cash flow	Escalation rate(%)(b)	.21 - .68 [.59]
				Counterparty credit risk(%)(c) (d)	.12 - 1 [1]
				AER credit risk(%)(c)(d)	3 – 31 [20]
			Option model	Volatilities(%)(b)	19 - 27 [23]

Power(e)	117	(58)	Discounted cash flow	Average forward peak and off-peak power pricing($/MWh)(c)	16 - 52 [32]
				Estimated auction price	(1,467) – 5,184
				For FTRs ($/MW)(b)	[249]
				Nodal basis ($/MWh)(c)	(12) – 1 [(1)]
				Counterparty credit risk(%)(c)(d)	.04 – 100 [2]
				AER credit risk(%)(c)(d)	3
			Option model	Volatilities(%)(c)	13 - 38 [26]
				Average forward peak and off-peak power pricing($/MWh)(c)	24 - 45 [36]

(a)	The derivative asset and liability balances are presented net of counterparty credit considerations.
(b)	Generally, significant increases (decreases) in this input in isolation would result in a significantly higher (lower) fair value measurement.
(c)	Generally, significant increases (decreases) in this input in isolation would result in a significantly lower (higher) fair value measurement.
(d)	Counterparty credit risk is only applied to counterparties with derivative asset balances. AER credit risk is only applied to counterparties with derivative liability balances.
(e)	Power valuations utilize visible third-party pricing evaluated by month for peak and off-peak demand through 2016.

In accordance with applicable authoritative accounting guidance, AER considers nonperformance risk in its valuation of derivative instruments by analyzing the credit standing of its counterparties and considering any counterparty credit enhancements (e.g., collateral). The guidance also requires that the fair value measurement of liabilities reflect the nonperformance risk of the reporting entity, as applicable. Therefore, AER has factored the impact of its credit standing as well as any potential credit enhancements into the fair value measurement of both derivative assets and derivative liabilities. Included in AER’s valuation, and based on current market conditions, is a valuation adjustment for counterparty default derived from market data such as the price of credit default swaps, bond yields, and credit ratings. AER recorded net losses totaling $1 million and $1 million in first nine months of 2013 and 2012, respectively, related to valuation adjustments for counterparty default risk. At September 30, 2013, and December 31, 2012, the counterparty default risk valuation adjustment related to net derivative assets totaled $1 million and less than $1 million, respectively.

The following table sets forth, by level within the fair value hierarchy, AER’s assets and liabilities measured at fair value on a recurring basis as of September 30, 2013, and December 31, 2012:

Derivative-Commodity Contracts(a)	Quoted Prices in Active Markets for Identical Assets or Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)	Total
2013
Assets
Coal	$1	$-	$-	$1
Fuel oils	1	-	1	2
Power	-	10	82	92
	$2	$10	$83	$95
Liabilities
Coal	$8	$-	$-	$8
Fuel oils	1	-	-	1
Power	-	8	37	45
	$9	$8	$37	$54

Ameren Energy Resources Company, LLC

(A subsidiary of Ameren Corporation)

Notes to Consolidated Financial Statements (Unaudited)

Three and Nine Months Ended September 30, 2013, and 2012

Derivative-Commodity Contracts(a)	Quoted Prices in Active Markets for Identical Assets or Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)	Total
2012
Assets
Coal	$1	$-	$-	$1
Fuel oils	3	-	1	4
Natural gas	4	-	-	4
Power	-	7	117	124
	$8	$7	$118	$133
Liabilities
Coal	$13	$-	$-	$13
Fuel oils	2	-	-	2
Natural gas	3	-	-	3
Power	-	9	58	67
	$18	$9	$58	$85

(a)   The derivative asset and liability balances are presented net of counterparty credit considerations. Balances include amounts classified as held for sale.

The following table summarizes the changes in the fair value of financial assets and liabilities classified as Level 3 in the fair value hierarchy for the three and nine months ended September 30, 2013, and 2012:

	Net derivative commodity contracts
	Three Months Ended September 30		Nine Months Ended September 30
	2013	2012	2013	2012
Fuel oils:
Beginning balance	$-	$1	$1	$1
Realized and unrealized gains (losses):
Included in earnings(a)	1	-	-	-
Total realized and unrealized gains (losses)	1	-	-	-
Transfers into Level 3	-	-	-	1
Transfers out of Level 3	-	-	-	(1)
Ending balance at September 30	$1	$1	$1	$1
Change in unrealized gains (losses) related to assets/liabilities held at September 30	$-	$-	$-	$(1)
Power:
Beginning balance	$59	$185	$59	$234
Realized and unrealized gains (losses):
Included in earnings(a)	(8)	17	8	30
Included in OCI	17	(14)	(13)	58
Total realized and unrealized gains (losses)	9	3	(5)	88
Purchases	-	4	15	9
Sales	1	(5)	18	2
Settlements	(21)	(56)	(41)	(206)
Transfers into Level 3	-	-	(3)	1
Transfers out of Level 3	(3)	(2)	2	1
Ending balance at September 30	$45	$129	$45	$129
Change in unrealized gains (losses) related to assets/liabilities held at September 30	$(5)	$3	$(4)	$44

(a)   Net gains on fuel oil derivative commodity contracts are recorded in “Operating Expenses — Fuel”, while net gains and losses on power derivative commodity contracts are recorded in “Operating Revenues”.

Transfers in or out of Level 3 represent either (1) existing assets and liabilities that were previously categorized as a higher level but were recategorized to Level 3 because the inputs to the model became unobservable during the period, or (2) existing assets and liabilities that were previously classified as Level 3 but were recategorized to a higher level because the lowest significant input became observable during the period. Transfers between Level 2 and Level 3 for power derivatives and between Level 1 and Level 3 for fuel oils were primarily caused by changes in availability of financial trades observable on electronic exchanges from previous periods. Any reclassifications are reported as transfers in/out of Level 3 at the fair value measurement reported at the beginning of the period in which the changes occur. For the three and nine months ended September 30, 2013,

Ameren Energy Resources Company, LLC

(A subsidiary of Ameren Corporation)

Notes to Consolidated Financial Statements (Unaudited)

Three and Nine Months Ended September 30, 2013, and 2012

and 2012, there were no transfers between Level 1 and Level 2 related to derivative commodity contracts. The following table summarizes all transfers between fair value hierarchy levels related to derivative commodity contracts for the three and nine months ended September 30, 2013, and 2012:

	Three Months Ended September 30		Nine Months Ended September 30
	2013	2012	2013	2012
Transfers into Level 3/Transfers out of Level 1 – Fuel oils	$-	$-	$-	$1
Transfers out of Level 3 / Transfers into Level 1 – Fuel oils	-	-	-	(1)
Transfers into Level 3/Transfers out of Level 2 – Power	-	-	(3)	1
Transfers out of Level 3 / Transfers into Level 2 – Power	(3)	(2)	2	1
Net fair value of Level 3 transfers	$(3)	$(2)	$(1)	$2

AER’s carrying amounts of cash and cash equivalents approximate fair value because of the short-term nature of these instruments and are considered to be Level 1 in the fair value hierarchy. Short-term borrowings approximate fair value because of the short-term nature of these instruments. Short-term borrowings are considered to be Level 2 in the fair value hierarchy as they are valued based on market rates for similar market transactions. The estimated fair value of long-term debt is based on the quoted market prices for same or similar issues for companies with similar credit profiles or on the current rates offered to AER for similar financial instruments, which fair value measurement is considered Level 2 in the fair value hierarchy.

The following table presents the carrying amounts and estimated fair values of AER’s long-term debt at September 30, 2013, and December 31, 2012:

	2013		2012
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Long-term debt	$824	$639	$824	$618

NOTE 7 – RELATED PARTY TRANSACTIONS

AER has engaged in, and may in the future engage in, transactions with Ameren and other non-AER subsidiaries of Ameren (“affiliates”) in the normal course of business. These transactions primarily consist of natural gas and power purchases and sales, services received or rendered, asset transactions, guarantees, and borrowings and lendings. Transactions between affiliates are reported as intercompany transactions on AER’s financial statements. See also Note 2 – Assets Held for Sale regarding the divesture of New AER and Genco’s sale of the Elgin, Gibson City, and Grand Tower gas-fired energy centers to Medina Valley. As discussed in Note 1 – Summary of Significant Accounting Policies, the financial statements reflect allocations of the costs of the services provided to AER by Ameren and its subsidiaries on a basis that management believes is appropriate. The consolidated financial position, results of operations and cash flows of AER could differ from those that would have resulted had AER operated autonomously or independently of Ameren and its subsidiaries. Below are the material related party agreements. For additional discussion of AER’s material related party agreements, see Note 11 – Related Party Transactions in AER’s 2012 Annual Report.

Marketing Company Sale of Trade Receivables to Ameren Illinois

In accordance with the Illinois Public Utilities Act, Ameren Illinois is required to purchase alternative retail electric suppliers’ receivables relating to Ameren Illinois’ delivery service customers who elected to receive power supply from the alternative retail electric supplier. Marketing Company sells and Ameren Illinois purchases trade receivables relating to the power supply of residential customers using Marketing Company as their alternative retail electric supplier. Marketing Company has no continuing involvement with or control over the trade receivables after the sale is completed to Ameren Illinois, and neither company has any restrictions on the assets associated with these purchase and sale transactions. As of September 30, 2013, Marketing Company’s receivable from Ameren Illinois for the purchase of trade receivables totaled $17 million. During the nine months ended September 30, 2013, Ameren Illinois purchased $115 million of trade receivables from Marketing Company at a discount of $2 million.

Money Pools

See Note 3 - Short-term Debt and Liquidity for discussion of affiliate borrowing arrangements.

Ameren Energy Resources Company, LLC

(A subsidiary of Ameren Corporation)

Notes to Consolidated Financial Statements (Unaudited)

Three and Nine Months Ended September 30, 2013, and 2012

Parent Guarantees

In the ordinary course of business, Ameren enters into various agreements providing financial assurance to third parties on behalf of AER. Upon the divestiture of New AER, the transaction agreement requires Ameren (parent) to maintain its financial obligations with respect to all credit support provided to New AER as of the closing date of such divestiture and provide such additional credit support as required by contracts entered into prior to the closing date, in each case for up to 24 months after the closing. IPH shall indemnify Ameren for any payments it makes pursuant to these credit support obligations if the counterparty does not return collateral to Ameren. IPH’s indemnification obligation will be secured by certain AERG and Genco assets. In addition, Dynegy has provided a limited guarantee of $25 million to Ameren (parent) pursuant to which Dynegy will, among other things, guarantee IPH’s indemnification obligations for a period of up to 24 months after the closing. Immediately prior to the transaction agreement closing, the cash collateral provided to New AER by Ameren through a money pool borrowing will be converted to a note payable to Ameren which will be payable, with interest, 24 months after closing or sooner as cash collateral requirements are reduced. See Note 2 – Assets Held for Sale for additional information. At

September 30, 2013, Ameren had the following guarantees relating to AER and its subsidiaries, excluding a guarantee for Medina Valley related to the amended put option agreement. This guarantee expired in October 2013 with the closing of Genco’s sale of the Elgin, Gibson City, and Grand Tower gas-fired energy centers to Medina Valley. See Note 2 – Assets Held For Sale for further discussion of the put option agreement:

•                  $154 million in guarantees outstanding primarily for Marketing Company as support for physically and financially settled power transactions with its counterparties. The estimated exposure for obligations under transactions covered by these guarantees was $25 million at September 30, 2013, which represents the total amount that could be required to fund based on September 30, 2013 market prices.

•                  $25 million provided to a clearing broker acting as futures commission merchant for the clearing of certain power, natural gas, and fuels commodity transactions for AER.

•                  $5 million in guarantee to Caterpillar for the sale of the Medina Valley energy center in 2012.

The following table presents the impact on AER of related party transactions for the three and nine months ended September 30, 2013, and 2012. It is based primarily on the agreements discussed above and in Note 11 - Related Party Transactions in AER’s 2012 Annual Report and the money pool arrangements discussed in Note 3 - Short-term Debt and Liquidity in this report.

		Three Months Ended September 30				Nine Months Ended September 30
Agreement	Income Statement Line Item	2013		2012		2013	2012

Marketing Company power supply agreements with Ameren Illinois	Operating revenues	$46		$83		$94	$243
Genco gas transportation agreement with Ameren Missouri	Fuel	(a	)	(a	)	1	1
Transmission services provided by Ameren Illinois and Ameren Transmission Company of Illinois to Marketing Company	Purchased power	11		6		25	12
AMS support services agreement	Other operations and maintenance	6		13		20	34
Interest on note payable to Ameren	Interest charges	$9		$9		28	28
Money pool borrowings (advances)	Interest charges (income)	(a	)	(a	)	1	2
Total interest charges		$9		$9		$29	$30

(a)          Less than $1 million.

NOTE 8 – COMMITMENTS AND CONTINGENCIES

AER is involved in legal, tax and regulatory proceedings before various courts, regulatory commissions, and governmental agencies with respect to matters that arise in the ordinary course of business, some of which involve substantial amounts of money. AER believes that the final disposition of these proceedings, except as otherwise disclosed in these notes to our financial statements, will not have a material adverse effect on our results of operations, financial position, or liquidity.

Ameren Energy Resources Company, LLC

(A subsidiary of Ameren Corporation)

Notes to Consolidated Financial Statements (Unaudited)

Three and Nine Months Ended September 30, 2013, and 2012

Contractual Obligations

For a complete listing of our lease and other obligations, see Note 12 - Commitments and Contingencies in the 2012 Annual Report.

At September 30, 2013, total other obligations related to the procurement of coal and other obligations were $562 million.

Environmental Matters

AER is subject to various environmental laws and regulations enforced by federal, state, and local authorities. From the beginning phases of siting and development to the ongoing operation of existing or new electric generation and transmission facilities, AER’s activities involve compliance with diverse environmental laws and regulations. These laws and regulations address emissions, impacts to air, land, and water, noise, protected natural and cultural resources (such as wetlands, endangered species and other protected wildlife, and archeological and historical resources), and chemical and waste handling. Complex and lengthy processes are required to obtain and renew approvals, permits, or licenses for new, existing or modified facilities. Additionally, the use and handling of various chemicals or hazardous materials (including wastes) require release prevention plans and emergency response procedures.

In addition to existing environmental laws and regulations, including the Illinois MPS that applies to AER’s coal-fired energy centers in Illinois, the EPA is developing regulations that will have a significant impact on the electric generating industry. These regulations could be particularly burdensome for certain companies, including AER, that operate coal-fired energy centers. Significant new rules proposed or promulgated since the beginning of 2010 include the regulation of greenhouse gas emissions from new energy centers; revised national ambient air quality standards for fine particulates, SO2, and NOx emissions; the CSAPR, which would have required further reductions of SO2 emissions and NOx emissions from energy centers; a regulation governing management of CCR and coal ash impoundments; the MATS, which require reduction of emissions of mercury, toxic metals, and acid gases from energy centers; revised NSPS for particulate matter, SO2, and NOx emissions from new sources; new effluent standards applicable to discharges from steam-electric generating units; and new regulations under the Clean Water Act that could require significant capital expenditures such as new water intake structures or cooling towers at AER’s energy centers. The EPA is expected to propose

CO2 limits for existing fossil fuel-fired electric generation units in the future. These new and proposed regulations, if adopted, may be challenged through litigation, so their ultimate implementation as well as the timing of any such implementation is uncertain, as evidenced by the CSAPR being vacated and remanded back to the EPA by the United States Court of Appeals for the District of Columbia Circuit in August 2012. Although many details of these future regulations are unknown, the combined effects of the new and proposed environmental regulations may result in significant capital expenditures and increased operating costs over the next five to ten years. Compliance with these environmental laws and regulations could be prohibitively expensive. If they are, these regulations could require AER to close or significantly alter the operation of its energy centers, which could have an adverse effect on its results of operations, financial position, and liquidity, including the impairment of long-lived assets. Failure to comply with environmental laws and regulations might also result in the imposition of fines, penalties, and injunctive measures.

The estimates in the table below contain all of the known capital costs to comply with existing environmental regulations, including the CAIR, and AER’s assessment of the potential impacts of the MATS and of the EPA’s proposed regulation for CCR as of September 30, 2013. In addition, the estimates assume that CCR will continue to be regarded as nonhazardous. The estimates do not include the impacts of regulations proposed by the EPA under the Clean Water Act in March 2011 regarding cooling water intake structures or the impact of the effluent standards applicable to steam-electric generating units that the EPA proposed in April 2013, as the technology requirements ultimately to be selected in these final rules are not yet known. The estimates shown in the table below could change significantly depending upon a variety of factors including:

•                       Ameren’s divestiture of its Merchant Generation business, of which AER is a part;

•                       additional or modified federal or state requirements;

•                       further regulation of greenhouse gas emissions;

•                       revisions to CAIR or reinstatement of CSAPR;

•                       delays or accelerations of rulemaking and implementation by the EPA or state agencies;

•                       new national ambient air quality standards, new standards intended to achieve national ambient air quality standards, or changes to existing standards for ozone, fine particulates, SO2, and NOx emissions;

•                       additional or new rules governing air pollutant transport;

Ameren Energy Resources Company, LLC

(A subsidiary of Ameren Corporation)

Notes to Consolidated Financial Statements (Unaudited)

Three and Nine Months Ended September 30, 2013, and 2012

•                       regulations or requirements under the Clean Water Act regarding cooling water intake structures or effluent standards;

•                       finalized regulations classifying CCR as being hazardous or imposing additional requirements on the management of CCR;

•                       new limitations or standards under the Clean Water Act applicable to discharges from steam-electric generating units;

•                       new technology;

•                       changes in expected power prices;

•                       variations in costs of material or labor; and

•                       alternative compliance strategies or investment decisions.

	Low	High
2013	$35	$35
2014 – 2017	120	150
2018 – 2022	240	295
Total(a)	$395	$480

(a)               Includes estimated costs of approximately $20 million annually, excluding capitalized interest, from 2013 through 2017 for the construction of two scrubbers at the Newton energy center.

The following sections describe the more significant environmental laws and rules that affect or could affect AER’s operations.

Clean Air Act

Both federal and state laws require significant reductions in SO2 and NOx emissions that result from burning fossil fuels. In March 2005, the EPA issued regulations with respect to SO2 and NOx emissions (the CAIR). The CAIR requires generating facilities in 28 states, including Illinois, and the District of Columbia, to participate in cap-and-trade programs to reduce annual SO2 emissions, annual NOx emissions, and ozone season NOx emissions.

In December 2008, the United States Court of Appeals for the District of Columbia Circuit remanded the CAIR to the EPA for further action to remedy the rule’s flaws, but allowed the CAIR’s cap-and-trade programs to remain effective until they are replaced by the EPA. In July 2011, the EPA issued the CSAPR as the CAIR replacement. On December 30, 2011, the United States Court of Appeals for the District of Columbia Circuit issued a stay of the CSAPR. In August 2012, the United States Court of Appeals for the District of Columbia Circuit issued a ruling that vacated the CSAPR in its entirety, finding that the EPA exceeded its authority in imposing the CSAPR’s emission limits on states. In March 2013, the EPA and certain environmental groups filed an appeal of the Court of Appeals’ remand of CSAPR to the United States Supreme Court. The United States Supreme Court has agreed to consider the appeal and is expected to issue a ruling on the appeal during its current term, which ends in June 2014. The EPA will continue to administer the CAIR until a new rule is ultimately adopted or the United States Supreme Court overturns the decision to vacate the CSAPR.

In December 2011, the EPA issued the MATS under the Clean Air Act, which require emission reductions for mercury and other hazardous air pollutants, such as acid gases, toxic metals, and particulate matter by setting emission limits equal to the average emissions of the best performing 12% of existing coal and oil-fired electric generating units. Also, the standards require reductions in hydrogen chloride emissions, which were not regulated previously, and for the first time require continuous monitoring systems for hydrogen chloride, mercury, and particulate matter. The MATS do not require a specific control technology to achieve the emission reductions. The MATS will apply to each unit at a coal-fired power plant; however in certain cases, emission compliance can be achieved by averaging emissions from similar electric generating units at the same power plant. Compliance is required by April 2015 or, with a case-by-case extension, by April 2016.

Separately, in December 2012, the EPA issued a final rule that made the national ambient air quality standard for fine particulate matter more stringent. States must develop control measures designed to reduce the emission of fine particulate matter below required levels to achieve compliance with the new standard. Such measures may or may not apply to energy centers but could require reductions in SO2 and NOx emissions. States are required to demonstrate compliance with the rule by 2020, or 2025, if an extension of time to achieve compliance is granted. AER is currently evaluating the new standard while the state of Illinois develops its attainment plan.

Ameren Energy Resources Company, LLC

(A subsidiary of Ameren Corporation)

Notes to Consolidated Financial Statements (Unaudited)

Three and Nine Months Ended September 30, 2013, and 2012

In September 2011, the EPA announced that it was implementing the 2008 national ambient air quality standards for ozone. The EPA is required to revisit these standards for ozone again in 2013. The state of Illinois will be required to develop an attainment plan to comply with the 2008 ambient air quality standards for ozone, which could result in additional emission control requirements for power plants by 2020. AER continues to assess the impacts of these new standards.

In July 2013, the EPA issued a final rule designating portions of the United States, including parts of Illinois, as nonattainment for the national ambient air quality standard for SO2. The designations became effective in October 2013, and the states must develop plans in the next 18 months to reduce emissions so that they can achieve the ambient air quality standards within five years. In September 2013, AERG filed an appeal with the United States Court of Appeals for the Seventh Circuit challenging the EPA’s designation with respect to Illinois. AER is assessing the impact of this designation.

In September 2012, the Illinois Pollution Control Board granted AER a variance to extend compliance dates for SO2 emission levels contained in the MPS through December 31, 2019, subject to certain conditions described below. The Illinois Pollution Control Board approved AER’s proposed plan to restrict its SO2 emissions through 2014 to levels lower than those previously required by the MPS to offset any environmental impact from the variance. The Illinois Pollution Control Board’s order also included the following provisions:

•                       A schedule of milestones for completion of various aspects of the installation and completion of the scrubber projects at the Newton energy center; the first milestone relates to the completion of engineering design by July 2015 while the last milestone relates to major equipment components being placed into final position on or before September 1, 2019.

•                       A requirement for AER to refrain from operating the Meredosia and Hutsonville energy centers through December 31, 2020; however, this restriction does not impact AER’s ability to make the Meredosia energy center available for any parties that may be interested in repowering one of AER’s units to create an oxy-fuel combustion coal-fired energy center designed for permanent carbon dioxide capture and storage.

See Note 2 - Assets Held for Sale for additional information regarding the divestiture of New AER and a request filed with the Illinois Pollution Control Board for a variance in favor of IPH on the same material terms as the Illinois MPS variance granted to AER in September 2012.

Under the MPS, AER is required to reduce mercury, NOx and SO2 emissions with declining limits that started in 2009 for mercury and in 2010 for NOx and SO2. The final NOx limit became effective in 2012. The final mercury limit will become effective in 2015, and the final SO2 limit will become effective by the end of 2019. The Illinois Pollution Control Board’s September 2012 variance gives AER additional time for economic recovery and related power price improvements necessary to support scrubber installations and other pollution controls at some of AER’s energy centers. To comply with the MPS and other air emissions laws and regulations, AER is installing equipment designed to reduce its emissions of mercury, NOx, and SO2. AER has installed three scrubbers at two of its energy centers. Two additional scrubbers are being constructed at the Newton energy center. AER will continue to review and adjust its compliance plans in light of evolving outlooks for power and capacity prices, delivered fuel costs, emission standards required under environmental laws and regulations, and compliance technologies, among other factors.

Environmental compliance costs could be prohibitive at some of AER’s energy centers as the expected return from these investments, at current market prices for energy and capacity, might not justify the required capital expenditures or their continued operation, which could result in the impairment of long-lived assets.

Emission Allowances

The Clean Air Act created marketable commodities called emission allowances under the acid rain program, the NOx budget trading program, and the CAIR. Environmental regulations, including those relating to the timing of the installation of pollution control equipment, fuel mix, and the level of operations will have a significant impact on the number of allowances required for ongoing operations. The CAIR uses the acid rain program’s allowances for SO2 emissions and created annual and ozone season NOx allowances. AER expects to have adequate allowances for 2013 to avoid needing to make external purchases to comply with these programs.

Ameren Energy Resources Company, LLC

(A subsidiary of Ameren Corporation)

Notes to Consolidated Financial Statements (Unaudited)

Three and Nine Months Ended September 30, 2013, and 2012

Greenhouse Gas Regulation

State and federal authorities, including the United States Congress, have considered initiatives to limit greenhouse gas emissions. Potential impacts from any such legislation or regulation could vary, depending upon proposed CO2 emission limits, the timing of implementation of those limits, the method of distributing any allowances, the degree to which offsets are allowed and available, and provisions for cost-containment measures, such as a “safety valve” provision that provides a maximum price for emission allowances. As a result of AER’s fuel portfolio, its emissions of greenhouse gases vary among its energy centers, but coal-fired power plants are significant sources of CO2.

In December 2009, the EPA issued its “endangerment finding” under the Clean Air Act, which stated that greenhouse gas emissions, including CO2, endanger human health and welfare and that emissions of greenhouse gases from motor vehicles contribute to that endangerment. In March 2010, the EPA issued a determination that greenhouse gas emissions from stationary sources, such as power plants, would be subject to regulation under the Clean Air Act effective the beginning of 2011. As a result of these actions, AER is required to consider the emissions of greenhouse gases in any air permit application.

Recognizing the difficulties presented by regulating at once virtually all emitters of greenhouse gases, the EPA issued the “Tailoring Rule,” which established new higher emission thresholds beginning in January 2011, for regulating greenhouse gas emissions from stationary sources, such as power plants. The rule requires any source that already has an operating permit to have greenhouse-gas-specific provisions added to its permit upon renewal. Currently, AER’s energy centers have operating permits that, when renewed, may be modified to address greenhouse gas emissions. The Tailoring Rule also provides that if projects performed at major sources result in an increase in emissions of greenhouse gases over an applicable annual threshold, such projects could trigger permitting requirements under the NSR programs and the application of best available control technology to address greenhouse gas emissions. New major sources are also required to obtain such a permit and to install the best available control technology if their greenhouse gas emissions exceed the applicable emissions threshold. In June 2012, the United States Court of Appeals for the District of Columbia Circuit upheld the Tailoring Rule. Industry groups and a coalition of states filed petitions in April 2013 requesting that the United States Supreme

Court review the circuit court’s decision upholding the Tailoring Rule. In October 2013, the United States Supreme Court granted the petition agreeing to consider whether the Clean Air Act authorizes the EPA to regulate emissions of greenhouse gases from stationary sources, including power plants, as a result of the EPA’s determination to regulate greenhouse gas emissions from motor vehicles. A ruling is expected in 2014.

In June 2013, the Obama Administration announced that it had directed the EPA to set CO2 emissions standards for both new and existing power plants. The EPA proposed revised CO2 emissions regulations for new electricity generating units in September 2013. The proposed standards would establish separate emissions limits for new natural gas-fired plants and new coal fired plants. In addition, the Obama Administration had directed the EPA to propose a CO2 emissions standard for existing power plants by June 2014 and to finalize such standard by June 2015. Currently, AER is unable to predict the outcome or impacts of such future regulations.

Recent federal court decisions have considered the application of common law causes of action, such as nuisance, to address alleged damages resulting from greenhouse gas emissions. In March 2012, the United States District Court for the Southern District of Mississippi dismissed the Comer v. Murphy Oil lawsuit, which alleged that CO2 emissions from several industrial companies, including AER’s energy centers, created atmospheric conditions that intensified Hurricane Katrina, thereby causing property damage. In May 2013, the dismissal of the lawsuit was affirmed by the United States Court of Appeals for the Fifth Circuit.

Future federal and state legislation or regulations that mandate limits on the emission of greenhouse gases would likely result in significant increases in capital expenditures and operating costs, which, in turn, could lead to increased liquidity needs and higher financing costs. These compliance costs could be prohibitive at some of our energy centers as the expected return from these investments, at current market prices for energy and capacity, might not justify the required capital expenditures or their continued operation, which could result in the impairment of long-lived assets. As a result, mandatory limits on the emission of greenhouse gases could have a material adverse impact on our results of operations, financial position, and liquidity.

Ameren Energy Resources Company, LLC

(A subsidiary of Ameren Corporation)

Notes to Consolidated Financial Statements (Unaudited)

Three and Nine Months Ended September 30, 2013, and 2012

NSR and Clean Air Litigation

The EPA is engaged in an enforcement initiative to determine whether coal-fired power plants failed to comply with the requirements of the NSR and NSPS provisions under the Clean Air Act when the plants implemented modifications. The EPA’s inquiries focus on whether projects performed at power plants triggered various permitting requirements and the installation of pollution control equipment.

Commencing in 2005, AER received a series of information requests from the EPA pursuant to Section 114(a) of the Clean Air Act. The requests sought detailed operating and maintenance history data with respect to AER’s coal-fired energy centers. In August 2012, Genco received a Notice of Violation from the EPA alleging violations of permitting requirements including Title V of the Clean Air Act. The EPA contends that projects performed in 1997, 2006, and 2007 at Genco’s Newton energy center violated federal law. AER believes its defenses to the allegations described in the Notice of Violation are meritorious. A recent decision by the United States Court of Appeals for the Seventh Circuit held that similar claims older than five years were barred by the statute of limitations. If not reversed or overturned this decision may provide an additional defense to the allegations in the Newton energy center Notice of Violation. AER included $4 million in “Other current liabilities” on its consolidated balance sheet as of September 30, 2013, relating to this loss contingency. AER is unable to predict the outcome of this matter.

Ultimate resolution of these matters could have a material adverse impact on AER’s future results of operations, financial position, and liquidity. A resolution could result in increased capital expenditures for the installation of pollution control equipment, increased operations and maintenance expenses, and penalties. AER is unable to predict the ultimate resolution of these matters or the costs that might be incurred.

Clean Water Act

In March 2011, the EPA announced a proposed rule applicable to cooling water intake structures at existing power plants that have the ability to withdraw more than 2 million gallons of water per day from a body of water and use at least 25% of that water exclusively for cooling. Under the proposed rule, affected facilities would be required either to meet mortality limits for aquatic life impinged on the plant’s intake screens or to reduce intake velocity to a specified level. The proposed rule also requires existing power plants to meet site-specific entrainment standards or to reduce the cooling water intake flow commensurate with the intake flow of a closed-cycle cooling system. The final rule is scheduled to be issued in November 2013, with compliance expected within eight years thereafter. All coal-fired and combined cycle energy centers with cooling water systems are subject to this proposed rule. The proposed rule did not mandate cooling towers at existing facilities, as other technology options potentially could meet the site-specific standards. The final rule could have an adverse effect on AER’s results of operations, financial position, and liquidity if its implementation requires the installation of cooling towers or extensive modifications to the cooling water systems at our energy centers.

In April 2013, the EPA announced its proposal to revise the effluent limitation guidelines applicable to steam electric generating units under the Clean Water Act. Effluent limitation guidelines are national standards for wastewater discharges to surface water that are based on the effectiveness of available control technology. The proposed revision targets wastewater streams associated with fluegas desulfurization (i.e. scrubbers), fly ash, bottom ash, fluegas mercury control, CCR leachate from landfills and impoundments, nonchemical metal cleaning, and gasification of fuels. The EPA’s proposal identifies several alternatives for addressing these waste streams, including best management practices for CCR impoundments. The EPA’s proposed rule raised several compliance options that would prohibit effluent discharges of certain, but not all, waste streams and impose more stringent limitations on certain components in wastewater discharges from power plants. If enacted as proposed, AER would be subject to the revised limitations beginning as early as July 1, 2017, but no later than July 1, 2022. AER is reviewing the proposed rule and evaluating its potential impact on AER’s operations if enacted as proposed. The EPA expects to issue a final rule in 2014.

Environmental Claims

Several of AER’s facilities were transferred by Ameren’s rate-regulated utility operations in Illinois to Genco in May 2000 and to AERG in October 2003. As part of each transfer, Ameren Illinois’ predecessor companies contractually agreed to indemnify Genco and AERG for claims relating to pre-existing environmental conditions at the transferred sites. The plant transfer agreements between both Genco and Ameren Illinois and AERG and Ameren Illinois will be amended as part of the transaction agreement for Ameren to divest New AER to IPH. The

Ameren Energy Resources Company, LLC

(A subsidiary of Ameren Corporation)

Notes to Consolidated Financial Statements (Unaudited)

Three and Nine Months Ended September 30, 2013, and 2012

agreements will specify that Medina Valley will assume any environmental liabilities associated with the Meredosia and Hutsonville energy centers. The agreements will also specify that any environmental liabilities associated with Genco’s Newton and Coffeen energy centers and AERG’s E.D. Edwards and Duck Creek energy centers will no longer be indemnified by Ameren Illinois. See Note 2 – Assets Held for Sale for additional information regarding Ameren’s divestiture of New AER.

Ash Management

There has been activity at both state and federal levels regarding additional regulation of CCR. In May 2010, the EPA announced proposed new regulations regarding the regulatory framework for the management and disposal of CCR, which could affect future disposal and handling costs at our energy centers. Those proposed regulations include two options for managing CCRs under either solid or hazardous waste regulations, but either alternative would allow for some continued beneficial uses, such as recycling of CCR without classifying it as waste. As part of its proposal, the EPA is considering alternative regulatory approaches that require coal-fired power plants either to close surface impoundments, such as ash ponds, or to retrofit such facilities with liners. Existing impoundments and landfills used for the disposal of CCR would be subject to groundwater monitoring requirements and requirements related to closure and postclosure care under the proposed regulations. The EPA announced that its April 2013 proposed revisions to the effluent limitations applicable to steam electric generating units would apply to ash ponds and CCR management and that it intended to align this proposal with the CCR rules proposed in May 2010. Additionally, in January 2010, the EPA announced its intent to develop regulations establishing financial responsibility requirements for the electric generation industry, among other industries, and it specifically discussed CCR as a reason for developing the new requirements. AER is currently evaluating all of the proposed regulations to determine whether current management of CCR, including beneficial reuse, and the use of the ash ponds should be altered. AER is also evaluating the potential costs associated with compliance with the proposed regulation of CCR impoundments and landfills, which could be material, if such regulations are adopted.

The Illinois EPA has issued violation notices with respect to groundwater conditions existing at Genco’s ash pond systems. AER filed a proposed rulemaking with the Illinois Pollution Control Board which, if approved, would provide for the systematic and eventual closure of ash ponds. In October 2013, the Illinois EPA filed a proposed rulemaking with the Illinois Pollution Control Board. AER has stayed its rulemaking efforts to allow the Illinois EPA proposed rulemaking to proceed. The rulemaking process could take several years to complete. During the first quarter of 2013, Genco and AERG revised their ARO fair value estimates relating to their ash ponds to reflect expected retirement dates. See Note 1 - Summary of Significant Accounting Policies for additional information related to our asset retirement obligations.

Asbestos-related Litigation

Former Ameren Illinois energy centers are now owned by AER. As a condition to the transfer of ownership of the Ameren Illinois energy centers, Ameren Illinois contractually agreed to indemnify AER for liabilities associated with asbestos-related claims arising or existing from activities prior to the Genco transfer in 2000 and the AERG transfer in 2003. The plant transfer agreements between Ameren Illinois and both Genco and AERG will be amended pursuant to the transaction agreement in which Ameren agrees to divest New AER to IPH. The amended plant transfer agreements will provide that Ameren Illinois will continue to retain asbestos exposure-related liabilities for claims arising or existing from activities prior to the transfer of the ownership of the CIPS and CILCO energy centers to Genco and AERG, respectively. IPH will be responsible for any asbestos-related claims arising from activities that occur after it takes ownership of New AER. Any asbestos-related claims arising solely from activities post transfer of the energy centers from CIPS and CILCO to Genco and AERG, respectively, but prior to IPH taking ownership of New AER, of which there are currently none, will be retained by Ameren. See Note 2 - Assets Held for Sale for additional information.

EEI is not a party to the plant transfer agreements with Ameren Illinois discussed above. As of September 30, 2013, six asbestos-related lawsuits were pending against EEI. The general liability insurance maintained by EEI provides coverage with respect to liabilities arising from asbestos-related claims.

Ameren Energy Resources Company, LLC

(A subsidiary of Ameren Corporation)

Notes to Consolidated Financial Statements (Unaudited)

Three and Nine Months Ended September 30, 2013, and 2012

Illinois Sales and Use Tax Exemptions and Credits

Beginning in the second quarter of 2010 through 2011, AER claimed Illinois sales and use tax exemptions and credits for purchase transactions related to its generation operations. During the second quarter of 2013, AER resolved a tax dispute with the Illinois Department of Revenue relating to these sales and use tax exemptions and credits for all open periods related to this issue with a $7 million payment to the Illinois Department of Revenue. This charge was recorded within “Operating Expenses - Fuel” on AER’s consolidated statement of operations and comprehensive income (loss) during the nine months ended September 30, 2013.

NOTE 9 – ASSET IMPAIRMENTS

“Assets held for sale and impairment adjustments” on the statement of operations and comprehensive income (loss) for the nine months ended September 30, 2013, and 2012, were $197 million and $628 million, respectively. During the three months ended September 30, 2013, the pretax charge to earnings was reduced by $5 million primarily as a result of the increase in the fair value of the disposal group based on the average of the three independent appraisers’ valuation of the Elgin, Gibson City, and Grand Tower gas-fired energy centers. See Note 2 – Assets Held for Sale for information regarding the 2013 impairment. The impairments did not result in a violation of any debt covenants or counterparty agreements.

AER evaluates long-lived assets classified as held and used for impairment when events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. Whether an impairment has occurred is determined by comparing the estimated undiscounted cash flows attributable to the assets with the carrying value of the assets. If the carrying value exceeds the undiscounted cash flows, AER would recognize an impairment charge equal to the amount of the carrying value of the assets that exceeds its estimated fair value.

AER has experienced decreasing earnings and cash flows from operating activities over the past few years as margins declined principally as a result of weaker power prices. In addition, environmental regulations have resulted in significant investment requirements over the same time frame. During the first quarter of 2012, the observable market price for power for delivery in that year and in future years in the Midwest sharply declined below 2011 levels primarily because of declining natural gas prices and the impact of the stay of the CSAPR. As a result of this sharp decline in the market price of power and the related impact on electric margins, Genco decelerated the construction of two scrubbers at its Newton energy center in February 2012. The sharp decline in the market price of power in the first quarter of 2012 and the related impact on electric margins, as well as the deceleration of construction of the Newton energy center scrubber project, caused AER to evaluate, during the first quarter of 2012, whether the carrying values of its coal-fired energy centers were recoverable. The carrying value of AERG’s Duck Creek energy center exceeded its estimated undiscounted future cash flows. As a result, AER recorded a noncash pretax asset impairment charge of $628 million to reduce the carrying value of that energy center to its estimated fair value during the first quarter of 2012.

Key assumptions used in the determination of estimated undiscounted cash flows of AER’s long-lived assets tested for impairment included the forward price projections for energy and fuel costs, the expected life of the energy center, environmental compliance costs and strategies, and operating costs. Those same cash flow assumptions, along with a discount rate, were used to estimate the fair value of the long-lived assets of the Duck Creek energy center. The fair value estimate of the long-lived assets of the Duck Creek energy center was based on the income approach, which considers discounted future cash flows. The fair value estimate was determined using observable inputs and significant unobservable inputs, which are Level 3 inputs as defined by accounting guidance for fair value measurements.

As of September 30, 2013, the Elgin, Gibson City, and Grand Tower gas-fired energy centers were classified as held for sale. AER believes the carrying value of its other energy centers exceeds their estimated fair values by an amount significantly in excess of $1 billion as of September 30, 2013. However, under the applicable accounting guidance, an asset is not deemed impaired, and no impairment loss is recognized, unless the asset’s carrying value exceeds the estimated undiscounted future cash flows, even if the carrying value of the asset exceeds estimated fair value. AER could recognize additional, material long-lived asset impairment charges in the future if estimated undiscounted cash flows no longer exceed carrying values for long-lived assets as a result of factors outside its control, such as changes in market prices of power or fuel costs, administrative action or inaction by regulatory agencies and new environmental laws and regulations that could reduce the expected useful lives of AER’s energy centers, and also as a result of factors that may be within its control, such as a failure to achieve forecasted operating results and cash flows, unfavorable changes in forecasted operating results and cash flows, or decisions to shut down, mothball or sell its energy centers.